Exhibit 10.1

[Pursuant to Item 601(b)(2)(ii) of Regulation S-K, certain term to this exhibit have been omitted as they are both not material and of the type that the registrant treats as private or confidential. A copy of unredacted copy of the exhibit will be furnished supplementally to the SEC upon request.]

ACQUISITION AGREEMENT

AMONG:

FG ACQUISITION CORP.

– and –

FGAC INVESTORS LLC

as the Sponsor

– and –

CG INVESTMENTS VII INC.

as the Sponsor

– and –

STRONG GLOBAL ENTERTAINMENT, INC.

– and –

STRONG/MDI SCREEN SYSTEMS, INC.,

as the Company

DATED MAY 3, 2024

TABLE OF CONTENTS

Article I INTERPRETATION		2
1.1	Definitions	2
1.2	Certain Rules of Interpretation	14
1.3	Knowledge	14
1.4	Virtual Data Room	15
1.5	Entire Agreement	15
1.6	Applicable Laws	15
1.7	Accounting Principles	15
1.8	Schedules	15

Article II Purchase AND SALE		16
2.1	Purchase and Sale	16
2.2	Purchase Price	16
2.3	No Fractional Shares	16
2.4	Place of Closing	16
2.5	Working Capital Adjustment and Company Debt	17

Article III REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY		17
3.1	Representations and Warranties with respect to the Company	17

Article IV Representations and Warranties of THE VENDOR		17
4.1	Representations and Warranties with respect to the Vendor	17

Article V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		17
5.1	Representations and Warranties of the Purchaser	17

Article VI COVENANTS OF THE parties		18
6.1	Conduct of Business Prior to Closing	18
6.2	Examinations and Investigations	20
6.3	Disclosure of Personal Information	21
6.4	Confidentiality	22
6.5	Public Announcement and Third Party Communications	22
6.6	Consents	23
6.7	Non-Solicitation	23
6.8	Notification of Certain Matters	24
6.9	Litigation Support	24
6.10	The Prospectus and Private Placement Documents	24
6.11	Waiver of Access to the Purchaser Escrow Account	26
6.12	The Purchaser Meeting	26
6.13	Insurance	27
6.14	The Private Placement	28
6.15	Governance Matters	28
6.16	Escrow Agreement	28
6.17	Change of Name	28
6.18	Existing Credit Facility	29
6.19	Tax Covenants	29

(i)

Article VII mutual conditions to closing		30
7.1	Legal Impediments	30
7.2	Authorizations, Consents and Approvals	31
7.3	Purchaser Common Shares - Exchange Listing and Share Consolidation	31
7.4	Purchaser Shareholder Approval	31
7.5	Prospectus Receipt	31

Article VIII CONDITIONS OF CLOSING IN FAVOUR OF THE PURCHASER		31
8.1	Truth and Accuracy of Representations and Warranties	31
8.2	Performance of Covenants	32
8.3	Authorizations, Consents and Approvals	32
8.4	No Material Adverse Change	32
8.5	Existing Credit Facility Arrangements	32
8.6	Deliveries	32
8.7	Conditions	33

Article IX CONDITIONS OF CLOSING IN FAVOUR OF THE Vendor and the Company		33
9.1	Truth and Accuracy of Representations and Warranties	34
9.2	Performance of Covenants	34
9.3	No Material Adverse Change	34
9.4	Deliveries	34
9.5	Conditions	35

Article X TERMINATION AND ABANDONMENT		35
10.1	Termination	35
10.2	Effect of Termination.	36

Article XI GENERAL		36
11.1	Notices	36
11.2	Waiver	37
11.3	Severability	38
11.4	Assignment and Enurement	38
11.5	Survival of Representations, Warranties and Covenants	38
11.6	Expenses	38
11.7	Further Assurances	38
11.8	Jurisdiction	38
11.9	Third Party Beneficiaries	39
11.10	No Presumption	39
11.11	Language	39
11.12	Execution by Electronic Transmission	39
11.13	Counterparts	39

(ii)

ACQUISITION AGREEMENT

THIS AGREEMENT is made as of the 3rd day of May, 2024.

BETWEEN:

FG ACQUISITION CORP., a company incorporated under the laws of the Province of British Columbia

(the “Purchaser”)

– and –

FGAC INVESTORS LLC, a limited liability company formed under the laws of Delaware

(“FGAC Investors”)

– and –

CG INVESTMENTS VII INC., a corporation incorporated under the laws of the Province of Ontario

(together with FGAC Investors, the “Sponsors”)

– and –

STRONG GLOBAL ENTERTAINMENT, INC., a company incorporated under the laws of the Province of British Columbia

(the “Vendor”)

– and –

STRONG/MDI SCREEN SYSTEMS, INC., a company incorporated under the laws of the Province of British Columbia

(the “Company”)

RECITALS:

A.	The Vendor is, beneficially and of record, owner of all of the issued and outstanding shares of the Company (the “Company Shares”).

B.	The Purchaser wishes to purchase from the Vendor, and the Vendor wishes to sell to the Purchaser, all of the Company Shares on the terms and conditions of this Agreement.

C.	The Vendor, the Company and the Purchaser each acknowledge that the terms of the transactions contemplated by this Agreement are intended to constitute the Purchaser’s “qualifying transaction” and “qualifying acquisition” within the meaning of the TSX Company Manual, and be carried out under both the TSX rules, including those pertaining to special purposes acquisition corporations (SPACs), as reflected in the Final IPO Prospectus (as defined herein).

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, conditions, agreements and promises contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties to this Agreement, the Parties agree as follows:

Article I
INTERPRETATION

1.1	Definitions

Throughout this Agreement, except as otherwise expressly provided, the following words, terms and expressions shall have the following meanings:

“Acquisition Transaction” has the meaning set forth in Section 6.7.

“Affiliate” means, with respect to any corporation, partnership, limited partnership, trust or joint venture, any other corporation, partnership, limited partnership, trust or joint venture that: (a) Controls, (b) is Controlled by, or (c) is under common Control with, such corporation, partnership, limited partnership, trust or joint venture.

“Agreement”, “this Agreement”, “the Agreement”, “hereof”, “herein”, “hereto”, “hereby”, “hereunder” and similar expressions mean this Acquisition Agreement dated as of the date hereof between the Parties, including all schedules and exhibits, and all instruments supplementing, amending, modifying, restating or otherwise confirming this Agreement. All references to “Articles”, “Sections”, “Schedules” and “Exhibits” mean and refer to the specified article, section, schedule and exhibit of this Agreement.

“Applicable Laws” means, with respect to any Person, property, transaction, event or other matter, any foreign or domestic constitution, treaty, law, statute, regulation, policy, guidance, code, ordinance, principle of common law or equity, rule, municipal by-law, Order or other requirement issued or promulgated by any Governmental Authority relating or applicable to such Person, property, transaction, event or other matter and also includes, where appropriate, any interpretation thereof (or any part thereof) by any Person having jurisdiction over it, or charged with its administration or interpretation.

“Approved Prospectus Information” has the meaning set out in Section 6.10(e).

“arm’s length” means arm’s length as that term is interpreted in connection with its use in the Tax Act.

“Books and Records” means all books and records of the Company pertaining or relating to the Company, including financial, operation and sales books, customer and supplier lists, vendor lists, operating data, files, computer files and programs, retrieval programs, correspondence, credit information, research materials, licences, leases, records of past sales, business plans and projections, environmental studies and plans, deeds and title policies, quality control records and manuals, blueprints, employee documents, inventory data, accounts receivable and payable data, budgets and financial statements, and other data and information, financial or otherwise including all data, information and databases stored on computer-related or other electronic media.

“Business” means the business now carried on by the Company, namely being the manufacture and distribution of premium large format projection screens and coatings.

“Business Day” means any day which is not a Saturday, a Sunday or a day observed as a statutory or civic holiday under the laws of the Province of Ontario or British Columbia or the federal laws of Canada applicable therein.

“CIBC” means Canadian Imperial Bank of Commerce.

“Claim” means any claim, demand, complaint, grievance, action, cause or right of action, damage, loss, costs, liability, obligation or expense, assessments or reassessments, including reasonable professional fees and all reasonable costs incurred in investigating or pursing any of the foregoing, or any proceeding, arbitration, mediation or other dispute resolution procedure relating to any of the foregoing, or any Orders.

“Class A Restricted Voting Shares” means the Class A restricted voting shares in the capital of the Purchaser.

“Class B Shares” means the Class B shares in the capital of the Purchaser.

“Closing” means the completion of the transaction of purchase and sale of the Company Shares and the other transactions contemplated by this Agreement.

“Closing Date” means two Business Days after all conditions precedent to Closing are met or waived (other than those conditions which, by their terms, are to be satisfied or waived at the Closing) or such other days as may be agreed to by the Vendor and the Purchaser, each acting reasonably, provided that the Closing Date shall be no later than the Outside Date.

“Closing Date Working Capital” shall have the meaning set forth in Section 2.5.

“Closing Time” means the beginning of the day on the Closing Date or such other time on such date as the Vendor and the Purchaser may agree in writing as the time at which the Closing shall take place.

“Company Data” means any and all information, including any Personal Information, collected or otherwise controlled by the Company about the Company’s customers, Employees, independent contractors, temporary workers or any other Person.

“Company Debt” means the Indebtedness of the Company as of the Closing Date.

“Company Enterprise Value” means $30,000,000.

“Company Equity Value” means the amount equal to the Company Enterprise Value minus the actual amount of Company Debt as at immediately before the Closing Time, plus the amount by which the Closing Date Working Capital exceeds the Target Working Capital pursuant to Section 2.5, or minus the amount by which the Closing Date Working Capital is less than the Target Working Capital pursuant to Section 2.5.

“Company Privacy Policy” means all external or internal policies (including website and application policies) relating to the processing of Personal Information (including the collection, use, disclosure, sale, lease or transfer (including cross-border transfer) of Personal Information) by the Company, including any policy relating to the privacy of Personal Information of Employees, customers, prospective customers and any user of any website or service operated by or on behalf of the Company.

“Company Shares” means all of the issued and outstanding shares of each class and series in the capital of the Company.

“Consents” means any notice, consent, approval, permit, waiver, ruling, exemption or acknowledgement from any Person which is provided for or required: (a) in respect of or pursuant to the terms of any Contract; or (b) under any Applicable Law, in each case in connection with the Transactions, to permit the Company to carry on the Business after Closing, or which is otherwise necessary to permit the Parties to perform their obligations under this Agreement and the other Transaction Documents, but does not include a Regulatory Approval.

“Consideration Shares” shall have the meaning set forth in Section 2.2(c).

“Contracts” of any Person means all contracts, Equipment Leases, Leases, licences, sub-licences, agreements, commitments, entitlements, undertakings, understandings and engagements to which such Person is a party or by which such Person is bound, whether written, oral or otherwise, and includes all quotations, orders or tenders for contracts which remain open for acceptance and any manufacturers’ or suppliers’ warranty, guarantee or commitment (express or implied).

“Control” means, when applied to the relationship between a Person and a corporation, the beneficial ownership by that Person at the relevant time of shares of that corporation carrying the greater of (a) a majority of the voting rights ordinarily exercisable at meetings of shareholders of that corporation and (b) the percentage of voting rights ordinarily exercisable at meetings of shareholders of that corporation that are sufficient to elect a majority of the directors, and when applied to the relationship between a Person and a partnership, limited partnership, trust or joint venture, means the beneficial ownership by that Person at the relevant time of more than 50% of the ownership interests of the partnership, limited partnership, trust or joint venture or the contractual right to direct the affairs of the partnership, limited partnership, trust or joint venture; and the words “Controlled by”, “Controlling” and similar words have corresponding meanings; provided that a Person who Controls a corporation, partnership, limited partnership or joint venture will be deemed to Control a corporation, partnership, limited partnership, trust or joint venture which is Controlled by such Person and so on.

“Disclosing Party” has the meaning set out in the definition of “Transferred Information” below.

“Disclosure Letter” means the disclosure letter of the Company and the Vendor dated the date hereof, including the Schedules attached thereto, delivered to the Purchaser concurrently with execution of this Agreement.

“Employee Plans” has the meaning set out in Section 3.1(z) of Schedule 3.1.

“Employees” means all individuals who are employees or contractors of the Company and who are employed or report for work in connection with the Business, including those employees of the Company on disability leave, parental leave or other absence.

“Environmental Law” means Applicable Law in respect of the natural environment, public or occupational health or safety, and the manufacture, importation, handling, transportation, storage, disposal and treatment of Hazardous Substances.

“Equipment” means all equipment, Software, fixtures, accessories, supplies, personal property and other tangible property (including all tangible personal property that is not included in Inventories, Office Equipment or Vehicles) owned by the Company or used in carrying on the Business.

“Equipment Leases” means all Equipment leases and licences, Office Equipment leases and licences, Vehicle leases, conditional sales contracts, title retention agreements and other similar agreements relating to Equipment or Office Equipment or Vehicles used by the Company in carrying on the Business.

“Escrow Agreement” has the meaning set out in Section 6.16.

“Exchange” means the TSX, or such other stock exchange on which the Purchaser Common Shares are posted and listed for trading following Closing.

“Existing Credit Facility” means the certain credit agreement, dated as of January 19, 2024 (as may be amended from time to time), by and among the Vendor, as borrower, CIBC, as lender, and FG Holdings Québec Inc./Gestion FG Québec Inc., the Company and Strong Technical Services, Inc., as guarantors.

“Existing Credit Facility Arrangement” has the meaning set out in Section 6.18.

“Final IPO Prospectus” means the Purchaser’s final prospectus dated March 28, 2022 in connection with its initial public offering.

“Financial Records” means, with respect to a Person, all of such Person’s books of account and other financial data and information, and includes all records, data and information stored electronically, digitally or on computer-related media.

“Financial Statements” means audited annual financial statements of the Business as at and for the periods ended December 31, 2023, 2022 and 2021 and any interim financial statements of the Business required to be included in the Prospectus under Applicable Laws.

“Finco” has the meaning set out in Section 6.14(a).

“Governmental Authority” means any governmental, regulatory or administrative authority, department, agency, commission, board, panel, tribunal, government-owned corporation, government ministry or court or other law, rule or regulation-making or enforcing entity having or purporting to have jurisdiction on behalf of any nation, or province, territory or state or other subdivision thereof or any municipality, district or other subdivision thereof.

“Governmental Authorization” means any authorization, approval, licence, consent, quota or permit, issued by any Governmental Authority.

“Hazardous Substance” means any solid, liquid, gas, odour, heat, sound, vibration, radiation or combination of them that may impair the natural environment, or plant or animal life or harm or impair the health of any individual and includes any contaminant, waste, substance or material defined by Environmental Law as hazardous, toxic or dangerous or any other substance or material prohibited, regulated or reportable pursuant to any Environmental Law.

“IFRS” means generally accepted accounting principles as set out in the Canadian Institute of Chartered Accountants Handbook – Accounting for an entity that prepares its financial statements in accordance with International Financial Reporting Standards, at the relevant time, applied on a consistent basis.

“Improvements” means all buildings, fixtures, sidings, parking lots, roadways, structures, erections, fixed machinery, fixed equipment and appurtenances situate on, in, under, over or forming part of, any Lands.

“Indebtedness” of any Person means all (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) amounts owing as deferred purchase price for property or services, including all earned, accrued or contingent seller notes, “earn-out” payments, severance, bonus or other similar consideration as payables, (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or financial debt security, (d) commitments or obligations by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (e) indebtedness secured by a Lien on assets or properties of such Person, (f) obligations or commitments to repay deposits or other amounts advanced by and owing to third Persons, (g) obligations under any interest rate, currency or other swaps, collars, caps, hedges and similar arrangements, (h) any change of control or similar payments or prepayment premiums, penalties, charges or equivalents thereof, or (i) guarantees or other contingent liabilities with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (a) through (h) above.

“Intellectual Property” means with respect to any Person, all rights to and interest in intellectual property of any nature and kind, domestic or foreign, registered or unregistered and all applications or registrations thereof, including without limitation, in:

(a)	domain names, social media accounts and handles, and worldwide web addresses;

(b)	all inventions, patents, patent rights, patent applications (including all reissues, divisions, continuations, continuations-in-part and extensions of any patent or patent application) used by such Person;

(c)	all industrial designs and applications for and registration of industrial designs, design patents and industrial design registrations used by such Person;

(d)	all trademarks and trade-names (whether used with goods or services) and registrations and applications for registration of trademarks and all trade dress, logos, slogans and brand names used by such Person and any goodwill associated therewith;

(e)	all copyright in all works (including software programs and databases) and database rights and registrations and applications for registrations of copyright used by such Person;

(f)	all rights and interests in and to processes, lab journals, notebooks, data, customer lists, trade secrets, confidential information, designs, know-how, product formulae and information, manufacturing, engineering and other drawings and manuals, technology, blue prints, research and development reports, technical information, technical assistance, engineering data, design and engineering specifications, and similar materials recording or evidencing expertise or information used by such Person;

(g)	all other intellectual property rights throughout the world used by the such Person in carrying on, or arising from the operation of, its business;

(h)	all future income and proceeds from any of the intellectual property listed in items (a) to (g) above; and

(i)	all rights to damages and profits by reason of the infringement of any of the intellectual property listed in items (a) to (g) above.

“Inventories” means all inventories owned by the Company or used in connection with the Business, including all finished goods, goods in transit, work in process, samples, packaging materials, raw materials, containers, production and shipping supplies and all other materials and supplies on hand to be used or consumed in the Business.

“IT Systems” means the computer, information technology, and data processing systems, facilities and services used by the Company in the conduct of the Business, including all software, systems hardware, networks, interfaces, platforms and related systems and services.

“Lands” means, with respect to any Person, all real property that such Person owns, leases or in which it otherwise has an interest, including any owned Lands, any Leased Premises, together with all easements, rights-of-way and interest appurtenant to them.

“Leases” means Personal Property Leases and Premises Leases.

“Leased Premises” means all Real Property that is subject to a Premises Lease.

“Legal Proceeding” means any litigation, action, application, suit, investigation, hearing, claim, deemed complaint, grievance, civil, administrative, regulatory or criminal, arbitration proceeding or other similar proceeding, before or by any court, tribunal or Governmental Authority, and includes any appeal or review thereof and any application for leave for appeal or review.

“Licence” means, with respect to any Person, any licence, permit, authorization, written approval or other evidence of authority issued or granted to, conferred upon, or otherwise created for, such Person by any Governmental Authority.

“Licensed Intellectual Property” means all material Intellectual Property that is licensed for use by the Company which, for greater certainty, shall exclude off-the-shelf software that is generally commercially available to the retail public.

“Lien” means any mortgage, charge, pledge, hypothec, security interest, assignment, lien (statutory or otherwise), easement, title retention agreement or arrangement, conditional sale, deemed or statutory trust, prior claim, reservation of ownership or title, option, right of first refusal, restrictive covenant or other encumbrance or adverse claim of any nature or kind.

“Management Services Agreement” means the management services agreement entered between the Vendor and the Company dated May 18, 2023.

“Material Adverse Change” or “Material Adverse Effect” shall mean, (a) when used with respect to the Company, any result, occurrence, fact, change, event or effect that has, or could reasonably be expected to have, a material adverse change in or effect on the business, assets, liabilities, results of operation, condition (financial or otherwise) or prospects of the Company or the Business since December 31, 2023, or (b) when used with respect to the Purchaser or the Company, as the case may be, any materially adverse change in or effect on (including any material delay) the ability of such Party to perform its obligations under this Agreement; provided that none of the following shall constitute a Material Adverse Effect: (i) changes in Canadian, United States or global economic conditions or financial or securities markets which do not disproportionately impact the Company or the Business or the Purchaser, as applicable, each taken as a whole; (ii) changes in the industry in which the Company or the Business operate which do not disproportionately impact the Company or the Business or the Purchaser, as applicable, each taken as a whole; (iii) changes in Applicable Laws or accounting standards, principles or interpretations of general application which do not disproportionately impact the Company or the Business or the Purchaser, as applicable, each taken as a whole; (iv) any epidemic, pandemic or outbreak of illness and any variations/mutations thereof) or other health crisis or public health event, or the worsening of any of the foregoing which do not disproportionately impact the Company or the Business or the Purchaser, as applicable, each taken as a whole; (v) changes, developments or conditions in or relating to currency exchange, interest or inflation rates which do not disproportionately impact the Company or the Business or the Purchaser, as applicable, each taken as a whole; and (vi) redemption of any part or all of the issued and outstanding Class A Restricted Voting Shares by the holders thereof in connection with the Transaction pursuant to and in accordance with the Exchange rules, including the payment of cash and all other amounts by the Purchaser therefor.

“Material Contracts” means:

(a)	any continuing sales, agency, or similar Contract;

(b)	any continuing Contract for the purchase of materials, supplies, Equipment or services which involves payment under that Contract of more than $200,000;

(c)	any employment or consulting Contract or any other written Contract with any officer, Employee or consultant or other service provider of the Company other than oral Contracts of indefinite hire terminable by the employer without cause on reasonable notice;

(d)	any trust indenture, mortgage, hypothec, promissory note, debenture, loan agreement, guarantee or other Contract for the borrowing of money or relating to Indebtedness or a leasing transaction of the type required to be capitalized in accordance with IFRS;

(e)	any continuing agreement of guarantee, support, indemnification, assumption or endorsement of, or any other similar commitment with respect to, the liabilities, obligations, Indebtedness, or commitments (whether accrued, absolute, contingent or otherwise) or Indebtedness of any other Person (except for cheques endorsed for collection);

(f)	any Contract for capital expenditures in excess of $250,000;

(g)	any continuing Contract for the sale of any assets or any part of the Business in excess of $250,000;

(h)	any Contract containing a continuing restriction or prohibition on the conduct of business by the Company in any geographic area, any line of business, or in competition with any Person;

(i)	any continuing Contract made in the ordinary course which involves or may reasonably involve the payment to or by the Company in excess of $200,000 over the term of the Contract;

(j)	any Contract entered into by the Company other than in the ordinary course;

(k)	any continuing Contract in respect of Intellectual Property owned, used or licensed by the Company;

(l)	any Contract that is a Personal Property Lease obligating the Company to pay $200,000 or more over the remaining term of the Contract;

(m)	any Contract that is a Premises Lease; or

(n)	any operating agreement, joint venture agreement, or contract creating present or future rights in favour of third parties affecting any material assets, operations or future financings of the Company, and “Material Contract” means any of them.

“MD&A” means management’s discussion and analysis of the Company covering the periods covered by the Financial Statements prepared in accordance with Form 51-102F1 of National Instrument 51-102 – Continuous Disclosure Obligations of the Canadian securities administrators.

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions.

“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact required or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made.

“Notice” shall have the meaning set out in Section 11.1.

“Office Equipment” means all furniture, personal computers, computer hardware, office equipment and office supplies owned by the Company, or used in carrying on the Business.

“Order” means any order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Governmental Authority.

“Ordinary Course” means, with respect to an action taken by a Person, that such action is consistent with past practices of such Person and is taken in the ordinary course of the normal operations of such Person.

“OSC” means the Ontario Securities Commission.

“Outside Date” means November 5, 2024 or such other date as the Vendor and the Purchaser may mutually agree in writing.

“Owned Intellectual Property” means all Intellectual Property that is owned or co-owned by the Company.

“Parties” means, collectively, the Purchaser, the Vendor and the Company, and “Party” means any of them, as applicable.

“Permitted Liens” means: (a) Liens in respect of secured debt of the Company that remains post-Closing and Liens specifically described in the Financial Statements (and for greater certainty specifically includes Liens in favour of CIBC with respect to Indebtedness under (i) the Existing Credit Facility, or (ii) an amended and restated credit agreement dated January 13, 2023 (as may be amended from time to time) by FG Holdings Quebec Inc., as borrower and CIBC, as lender), (b) Liens for Taxes and utilities that in each case are not yet due or are not in arrears, and (c) construction, mechanics, carriers, workers, repairers, storers or other similar liens (inchoate or otherwise) if individually or in the aggregate they: (i) are not material; (ii) arose or were incurred in the Ordinary Course; (iii) have not been filed, recorded or registered in accordance with Applicable Laws; (iv) notice of them has not been given to the Person subject to the Lien; and (v) the Indebtedness secured by them is not in arrears; provided each of the foregoing, shall only constitute a Permitted Lien if such Lien (where and as applicable) has been complied with by the Company in all material respects.

“Person” means any individual, sole proprietorship, limited or unlimited liability corporation, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, body corporate, joint venture, trust, pension fund, union, Governmental Authority, and a natural person including in such person’s capacity as trustee, heir, beneficiary, executor, administrator or other legal representative.

“Personal Information” means information in the possession of the Company about an identifiable individual, including personal health information, and personnel records of Employees, but does not include the name, title or business address or business telephone number of an Employee or the business contact information of an individual that is used for the purpose of communicating or facilitating communication with an individual in relation to their employment, business or profession and for no other purpose.

“Personal Property” means, with respect to any Person, all machinery, equipment, furniture, motor vehicles and other chattels owned or leased by such Person, including those in possession of suppliers, customers and other third parties.

“Personal Property Lease” means a chattel lease, equipment lease, conditional sales contract and other similar agreement to which the Company is a party or under which it has rights to use Personal Property.

“Premises Lease” means any lease, agreement to lease, sublease, licence agreement, occupancy agreement, or any other agreement under which the Company has the right, or has granted another Person the right, to use or occupy any Real Property.

“Privacy Laws” means all Applicable Laws relating to privacy or data protection, including the Personal Information Protection and Electronic Documents Act (Canada) and substantially similar provincial legislation including the Personal Information Protection Act (British Columbia) and the Act respecting the protection of personal information in the private sector (Quebec) and any other comparable Applicable Laws.

“Private Placement” has the meaning set forth in Section 6.14(a).

“Private Placement Documents” means any marketing materials, offering memorandum and/or similar documents that are used by the Purchaser in connection with the Private Placement.

“Prospectus” means the non-offering preliminary prospectus and/or final prospectus of the Purchaser, as the context requires, containing disclosure regarding the “qualifying acquisition” of the Company, including the acquisition contemplated by this Agreement pursuant to the Exchange rules, as well as pro forma disclosure regarding the Purchaser following completion of the Transaction.

“Purchaser Common Shares” means common shares in the capital of the Purchaser.

“Purchaser Escrow Account” means the escrow account of the Purchaser established and maintained by the Purchaser Escrow Agent, which holds in escrow the gross proceeds of the initial public offering of the Class A Restricted Voting Units.

“Purchaser Escrow Agent” means TSX Trust Company.

“Purchaser Filings” means the filings made to the Canadian Securities Administrators by the Purchaser and posted on SEDAR+ in accordance with Applicable Laws.

“Purchaser Financial Statements” has the meaning set forth in Section 5.1(m)(i) of Schedule 5.1.

“Purchaser Meeting” means the special meeting of holders of certain securityholders of the Purchase to approve, among other things, the Purchaser Meeting Matters.

“Purchaser Meeting Matters” means the following: (i) the Transactions Resolution; (ii) the resolution approving an amendment of the articles of the Purchaser to create the Purchaser Preferred Shares, convert the outstanding Class A Restricted Voting Shares and Class B Shares in exchange for Purchaser Common Shares, and remove the Class A Restricted Voting Shares, Class B Shares and Proportionate Voting Shares from the capital of the Company; and (iii) such other business as may be properly brought before the Purchaser Meeting or any postponement or adjournment thereof.

“Purchaser Preferred Shares” means preferred shares in the capital of the Purchaser having those terms substantially as set forth in Schedule “A”.

“Real Property” means all Lands and all Improvements on, in or under them.

“Recipient” has the meaning set out in the definition of “Transferred Information” below.

“Regulatory Approval” means any approval, consent, ruling, authorization, notice, permit or acknowledgement that may be required from any Person pursuant to Applicable Law or under the terms of any Licence or the conditions of any Order in connection with the Transactions to permit the Company to carry on the Business after Closing or which is otherwise necessary to permit the Parties to perform their obligations under this Agreement.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other representatives.

“Securities Authority” means the OSC and any other applicable securities commissions or securities regulatory authority of a province or territory of Canada.

“Share Consideration” means the Purchaser Common Shares and the Purchaser Preferred Shares to be received by the Vendor as partial consideration for the Company Shares.

“Software” means all the software programs known by the names as set out in Schedule 3.1(h) of the Disclosure Letter, including all versions thereof, and all related documentation, manuals, source code and object code, program files, data files, computer related data, field and data designations and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequences and organization, screen displays and report layouts, all as they exist at Closing.

“Target Working Capital” means $1,200,000.

“Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder, as amended from time to time.

“Tax Refunds” means any refund or rebate of Taxes previously paid (or any instalments previously paid in respect of Taxes), or any refundable tax credit received (or credited), in respect of any taxable period or portion thereof.

“Tax Returns” means all returns, reports, declarations, claims for refund, elections, disclosures, notices, filings, information returns and statements required to be filed, or in fact filed, in respect of Taxes or Tax Refunds, including any schedules attached thereto and all amendments thereof.

“Taxes” means all taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof, including (a) those levied on, or measured by, or referred to as income, gross receipts, earnings, profits, capital, capital stock, alternative minimum, corporate, transfer, land transfer, sales, goods and services, use, value-added, excise, stamp, withholding, business, licence, franchising, real or personal property, payroll, employment, wage, employer health, social services, severance, utility, occupation, premium, windfall, education and social security taxes, all surtaxes, all custom duties and import and export taxes, all licence, franchise and registration fees and all employment insurance, health insurance and Canada, Quebec and other government pension plan premiums, workers’ compensation levies, retirement contributions, including those imposed by any Governmental Authority, and (b) any liability for the payment of any amount of the type described in the immediately preceding clause (a) as a result of being a “transferee” (within the meaning of section 160 of the Tax Act or any other Applicable Laws) of another taxpayer or entity or a member of a related, non-arm’s length, affiliated or combined group.

“Threatened” when used in relation to a Legal Proceeding or other matter, means that a demand or statement (oral or written) has been made or a notice (oral or written) has been given that a Legal Proceeding or other matter is to be asserted, commenced, taken or otherwise pursued in the future.

“Transaction Expenses” means all expenses incurred by the Purchaser, the Vendor or the Company, as applicable, in connection with the Transactions and the Private Placement, including legal, accounting and other professional fees as well as fees incurred with respect to directors’ and officers’ liability insurance and “tail” policies, as well as, in the case of the Purchaser, any Exchange listing fees, all dealer or agent fees and commissions in connection with the Private Placement, and outstanding dealer commissions or deferred underwriting commissions (as described in the Final IPO Prospectus).

“Transaction Documents” means this Agreement and the other ancillary agreements, including any schedules and exhibits thereto, and documents and certificates pursuant to any such agreements, including any waivers and amendments to any such agreements, documents and certificates.

“Transactions” means the purchase and sale of the Company Shares and the other transactions contemplated by this Agreement and the other Transaction Documents.

“Transactions Resolution” means a resolution in respect of the approval of the Transactions to be considered by the shareholders of the Purchaser at the Purchaser Meeting.

“Transferred Information” means the Personal Information to be disclosed or conveyed to one party or any of its representatives or agents (a “Recipient”) by or on behalf of another Party (a “Disclosing Party”) as a result of or in conjunction with the Transactions, and includes all such Personal Information disclosed to the Recipient prior to the execution of this Agreement.

“Transition Services Agreement” means a transition services agreement to be entered into on Closing between the Purchaser, the Company and Strong Technical Services, Inc. on substantially the terms set forth in Schedule “B”.

“TSX” means the Toronto Stock Exchange.

“Vehicles” means with respect to any Person, all automobiles, trucks, trailers, cars and other motor vehicles owned or leased by the Company and used in carrying on the Business.

“Working Capital Schedule” means the illustrative calculation of the Company’s working capital set forth in Schedule “C”.

1.2	Certain Rules of Interpretation

In this Agreement and the Schedules and Exhibits:

(a)	Time – Time is of the essence in and of this Agreement.

(b)	Calculation of Time – Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends. Where the last day of any such time period is not a Business Day, such time period shall be extended to the next Business Day following the day on which it would otherwise end.

(c)	Business Days – Whenever any action to be taken or payment to be made pursuant to this Agreement would otherwise be required to be made on a day that is not a Business Day, such action shall be taken or such payment shall be made on the first Business Day following such day.

(d)	Currency – Unless otherwise specified, all references to amounts of money in this Agreement refer to the lawful currency of United States.

(e)	Headings – The descriptive headings preceding Articles and Sections of this Agreement are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or Sections. The division of this Agreement into Articles and Sections shall not affect the interpretation of this Agreement.

(f)	Including – Where the word “including” or “includes” is used in this Agreement, it means “including without limitation” or “includes without limitation”.

(g)	Plurals and Gender – The use of words in the singular or plural, or referring to a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such persons or circumstances as the context otherwise permits.

(h)	Statutory References – Any reference to a statute shall mean the statute in force as at the date of this Agreement (together with all regulations promulgated thereunder), as the same may be amended, re-enacted, consolidated or replaced from time to time, and any successor statute thereto, unless otherwise expressly provided.

1.3	Knowledge

(a)	Whenever the Company makes any representation, warranty or other statement to such Party’s knowledge, it refers to the actual knowledge of Mark Roberson, Chief Executive Officer of the Vendor, and Todd Major, Chief Financial Officer of the Vendor, after reasonable inquiry of any director, officer, employee, consultant, advisor or agent of such Party or any other Person who has responsibility with respect to the relevant subject matter, into the subject matter of such representation, warranty or other statement.

(b)	Whenever the Purchaser makes any representation, warranty or other statement to such Party’s knowledge, it refers to the actual knowledge of Larry G. Swets, Jr. and Hassan R. Baqar, after reasonable inquiry of any director, officer, employee, consultant, advisor or agent of such Party or any other Person who has responsibility with respect to the relevant subject matter, into the subject matter of such representation, warranty or other statement.

1.4	Virtual Data Room

Any reference to a document or matter being “made available to the Purchaser” refers to the posting of such document or matter on the virtual data room established by the Company to which the Purchaser has had access; provided that access to such documents or matters via the virtual data room shall have been granted to the Purchaser at least five business days prior to the date of this Agreement.

1.5	Entire Agreement

(a)	This Agreement together with the agreements and other documents to be delivered pursuant to this Agreement, constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral, written or otherwise, of the Parties. There are no representations, warranties, covenants or other agreements between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement.

(b)	No supplement, modification, amendment, waiver or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby, provided that, following the Closing, no supplement, modification, amendment, waiver or termination of this Agreement shall be binding on the Purchaser unless executed in writing by the Purchaser’s Representative.

1.6	Applicable Laws

This Agreement shall be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated, in all respects, as an Ontario contract.

1.7	Accounting Principles

All references to accounting principles in this Agreement shall mean IFRS.

1.8	Schedules

The following Schedules attached to this Agreement form an integral part of this Agreement:

Schedule A - Preferred Share Terms

Schedule B - Transition Services Agreement

Schedule C - Working Capital Calculation

Schedule 3.1 - Vendor Representations and Warranties

Schedule 4.1 - Vendor and Company Representations and Warranties

Schedule 5.1 - Purchaser Representations and Warranties

Article II
Purchase AND SALE

2.1	Purchase and Sale

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Vendor shall sell, assign and transfer to the Purchaser, and the Purchaser shall purchase from the Vendor, all of the issued and outstanding Company Shares, free and clear of all Liens other than Permitted Liens.

2.2	Purchase Price

Subject to adjustments made in accordance with the terms of this Agreement, the aggregate consideration payable by the Purchaser to the Vendor for the Company Shares shall be satisfied at the Closing as follows:

(a)	payment in cash, by wire transfer of immediately available funds to a bank account designated in writing by the Vendor (such designation to be made at least two (2) Business Days prior to the Closing Date), in an amount equal to 25% of the net proceeds of the Private Placement, if any (the “Cash Consideration”);

(b)	the issuance to the Vendor of that number of Purchaser Preferred Shares with an aggregate redemption value as at the issue date equal to $9,000,000; and

(c)	the issuance to the Vendor of that number of Purchaser Common Shares equal to (i) the Company Equity Value minus the aggregate of (x) the Cash Consideration and (y) $9,000,000, divided by (ii) $10.00 (the “Consideration Shares”).

2.3	No Fractional Shares

Notwithstanding anything else contained in this Agreement, no fractional Purchaser Common or Purchaser Preferred Share will be issued or issuable and the actual number of Purchaser Common Shares or Purchaser Preferred Shares issuable and issued to the Vendor pursuant to the Transactions shall be rounded down to the nearest whole number.

2.4	Place of Closing

The Closing shall take place at the Closing Time remotely by electronic delivery of documents by Goodmans LLP to the Parties, and shall be deemed to take place at the offices of Goodmans LLP, 333 Bay Street, Suite 3400, Toronto, Ontario, or at such other place as may be agreed upon by the Company and the Purchaser.

2.5	Working Capital Adjustment and Company Debt

On or before the fifth Business Day prior to the Closing Date, the Company shall prepare and deliver to the Purchaser a good faith estimate of the Closing Date working capital (the “Closing Date Working Capital”) based on the methodology used to prepare, and containing the line items set forth in, the Working Capital Schedule and the Company Debt as of the Closing Date, which Closing Date Working Capital and Company Debt shall be reasonably satisfactory to the Purchaser. If the Closing Date Working Capital is less than the Target Working Capital, the Company Equity Value shall be reduced by such difference, on a dollar-for-dollar basis. If the Closing Date Working Capital is greater than the Target Working Capital, the Company Equity Value shall be increased by such difference, on a dollar-for-dollar basis.

Article III
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY

3.1	Representations and Warranties with respect to the Company

As a material inducement to the Purchaser entering into this Agreement and completing the Transactions and acknowledging that the Purchaser is entering into this Agreement in reliance upon the representations and warranties of each of the Vendor and the Company set out in this Section 3.1, each of the Vendor and the Company represents and warrants to the Purchaser as to each matter set out in Schedule 3.1.

Article IV
Representations and Warranties of THE VENDOR

4.1	Representations and Warranties with respect to the Vendor

As a material inducement to the Purchaser entering into this Agreement and completing the Transactions and acknowledging that the Purchaser is entering into this Agreement in reliance upon the representations and warranties of the Vendor set out in this Section 4.1, the Vendor represents and warrants to the Purchaser as to each matter set out in Schedule 4.1.

Article V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

5.1	Representations and Warranties of the Purchaser

As a material inducement to the Vendor and the Company entering into this Agreement and completing the Transactions and acknowledging that the Vendor and the Company are entering into this Agreement in reliance upon the representations and warranties of the Purchaser set out in this Section 5.1, the Purchaser represents and warrants to the Vendor and the Company as to each matter set out in Schedule 5.1.

Article VI
COVENANTS OF THE parties

6.1	Conduct of Business Prior to Closing

Except as otherwise specifically permitted or required by this Agreement or in connection with the Transactions, or otherwise consented to by the Purchaser in writing, during the period from the date of this Agreement to the earlier of (i) termination of this Agreement, and (ii) Closing:

(a)	The Company shall operate the Business in the Ordinary Course, including paying and satisfying all obligations with respect to the Business as such obligations mature and preserving the Company’s present relationships with its customers, suppliers, Employees and other Persons with whom it has material business relations;

(b)	The Company shall continue to maintain in full force and effect all policies of insurance currently in effect in respect of the Company and the Business and give all notices and present all Claims under all policies of insurance in a due and timely fashion;

(c)	The Company shall give notice to the Purchaser of any potential defaults or breaches of representations, warranties or covenants of the Company or the Vendor or any other material matter which may affect the Company or the Business forthwith upon becoming aware of such matters;

(d)	The Company shall comply with all Applicable Laws affecting the operations of the Company and the Business;

(e)	Each of the Company and the Vendor shall use all commercially reasonable efforts to cause each of the conditions precedent in Article VII and Article VIII to be satisfied;

(f)	The Company will continue to employ all Employees (other than those who resign, are temporarily laid off, are terminated or whose employment ceases due to death or incapacity) on the same terms and conditions as are in effect on the date hereof, except as otherwise required by the terms of an existing Contract, existing Employee Plan or by Law;

(g)	The Company shall not, without prior written consent of the Vendor, perform or make any act or decision or enter into any Contract, commitment or transaction not in the Ordinary Course;

(h)	Neither the Company nor the Vendor shall, without the prior written consent of the Purchaser, perform or make any act or decision or enter into any Contract, commitment or transaction (A) which could reasonably have a Material Adverse Effect on the Company or the Business or (B) which would constitute a breach of the covenants, representations or warranties of the Company or the Vendor contained in this Agreement. Without limiting the foregoing, the Company shall not, and the Vendor shall cause the Company not to, without the prior written consent of the Purchaser:

(i)	except as specifically contemplated in this Agreement, amend or restate any organizational, constituent or constating document or instrument of the Company;

(ii)	make any changes in accounting methods, principles or practices, except as required by IFRS or Applicable Laws;

(iii)	except as specifically contemplated in this Agreement, issue, grant, redeem, sell, pledge, split, combine, subdivide, reclassify, encumber or change, modify or amend any terms or conditions of any shares, share capital and other ownership interests (including options, warrants and other securities exercisable, exchangeable or convertible into any of them and including the issuance of any shares, share capital and other ownership interests from the exercise, exchange or conversion thereof) of the Company, or make any changes (by recapitalization, reclassification, stock dividend, stock split, combination, reorganization or otherwise) in the capital structure, or amend the terms of any security, of the Company;

(iv)	except as set out in Schedule 6.1(h)(iv) of the Disclosure Letter, declare or pay any dividend or other distribution (cash or non-cash) or otherwise make any payments in kind, or advance or loan any funds to, any Company shareholder or any Affiliate of any Company shareholder;

(v)	acquire or initiate new businesses or undertakings or assume any commitment or obligation (by written agreement or otherwise) or sell, encumber or otherwise dispose or distribute any asset except in the Ordinary Course;

(vi)	enter into any employment, labour, consulting or service Contracts except in the Ordinary Course;

(vii)	except as may be required by Applicable Laws or in the Ordinary Course, amend, modify or terminate the Employee Plans or pay or agree to pay any pension or retirement allowance or other employee bonus or benefit not required by the existing Employee Plans or commit to any new or renewed Employee Plan;

(viii)	terminate any employment agreements or give notice of termination except in the Ordinary Course;

(ix)	recognize any labor organization as the collective representative of any Employees, or enter into any collective bargaining agreement with any labor organization with respect to any such Employees;

(x)	initiate or settle any Claim to which the Company is, may be or may become a party;

(xi)	enter into any transaction, understanding or arrangement with any Person with whom it is not acting at arm’s length for the purposes of the Tax Act;

(xii)	increase the compensation payable (including, but not limited to, wages, salaries, bonuses or any other remuneration) or to become payable to any officer, Employee or contractor or any director of the Company;

(xiii)	make any capital expenditure or commitment to make a capital expenditure in excess of $100,000 individually or $300,000 in the aggregate or otherwise acquiring any assets or properties;

(xiv)	except as set out in Schedule 6.1(h)(xiv) of the Disclosure Letter, incur any Indebtedness in excess of $100,000 in the aggregate;

(xv)	enter into any new Premises Lease;

(xvi)	amend, revise, renew or terminate any Lease, licence, registered user or other Material Contract to which the Company is a party or which may affect the Company, or the Business or any trade name, business name, trademark, proposed trademark, certification mark, distinguishing guise, industrial design, copyright or patent, whether domestic or foreign and whether registered or unregistered, relating to the Company or the Business;

(xvii)	rescind, revoke or change any material election with respect to Taxes, change any Tax accounting period, adopt or change any accounting method with respect to Taxes, file any material amended Tax Return, enter into a material agreement with respect to Taxes with any Governmental Authority, surrender any right to claim a refund for Taxes, consent to an extension or waiver of the statute of limitations applicable to any Tax claim or assessment, or take any other similar action; or

(xviii)	authorize any of, or commit or agree to take any of, the foregoing actions.

6.2	Examinations and Investigations

(a)	Subject to compliance with Applicable Laws and the terms of any existing Contracts, until the earlier of (i) termination of this Agreement and (ii) Closing the Company shall make available to the Purchaser and its Representatives reasonable access during normal business hours for examination all Books and Records relating to the Company and the Business in the Company’s possession or under its control to the extent the Purchaser reasonably believes necessary or advisable to familiarize itself with such properties and other matters. The Company shall provide, or cause to be provided, copies of any of the Books and Records when reasonably requested by the Purchaser. The Company shall, until earlier of (i) termination of this Agreement and (ii) the Closing, give the Purchaser and its Representatives reasonable access during normal business hours and upon reasonable notice to the assets of the Company in order to make such investigations as they shall deem necessary or advisable including for purposes of conducting its due diligence. The Company shall give all such Persons all reasonable means necessary to effect such examinations and investigations and shall cause its Representatives to use their best efforts to aid such Persons in such examinations and investigations. The Company consents to the Purchaser making applications and inquiries under any freedom of information legislation (federal, state, provincial and municipal) and shall sign any documents or forms of consent incidental thereto. The exercise of any rights of access, inspection or examination by or on behalf of the Purchaser shall not affect or mitigate the Company’s representations and warranties in this Agreement.

6.3	Disclosure of Personal Information

(a)	Each Disclosing Party acknowledges and confirms that the disclosure of Transferred Information is necessary for the purposes of determining if the Parties shall proceed with the Transactions, and that the disclosure of Transferred Information relates solely to the carrying on of the Business and the completion of the Transactions. Each Disclosing Party covenants and agrees to: comply with all Privacy Laws as it relates to the Transferred Information. In addition to its other obligations hereunder, Recipient covenants and agrees to:

(i)	prior to the completion of the Transaction:

(A)	use and disclose the Transferred Information solely for the purpose of reviewing and completing the Transactions, including for the purpose of determining to complete such Transactions;

(B)	protect the Transferred Information by security safeguards appropriate to the sensitivity of such information; and

(C)	if the Transactions do not proceed, to return that information to the Disclosing Party or destroy it (and confirm such destruction by Notice to the Disclosing Party) within a reasonable time; and

(ii)	after the completion of the Transactions:

(A)	collect, use and disclose the Transferred Information only for those purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates or for the completion of the Transactions, unless (1) the Disclosing Party or Recipient have first notified such individual of such additional purpose, and where required by Privacy Laws, obtained the consent of such individual to such additional purpose, or (2) such use or disclosure is permitted or authorized by Privacy Laws, without notice to, or consent from, such individual;

(B)	to protect the Transferred Information by security safeguards appropriate to the sensitivity of such information;

(C)	to give effect to any withdrawal of consent made by an individual to whom the Transferred Information relates; and

(D)	where required by Privacy Laws, promptly notify the individuals to whom the Transferred Information relates that the Transactions have taken place and that the Transferred Information has been disclosed to Recipient.

6.4	Confidentiality

(a)	Until the Closing or, if this Agreement is terminated, then in perpetuity, the Purchaser shall keep confidential and not disclose or use, and will cause its Affiliates and representatives to keep confidential and not disclose or use, all information that is disclosed or provided to it by the Vendor, the Company, their respective Affiliates, or their respective Representatives relating to the Vendor, the Company or the Business, except information which:

(i)	is part of the public domain;

(ii)	becomes part of the public domain other than as a result of a breach of these provisions by the Purchaser, its Affiliates or its Representatives;

(iii)	was known or available to the Purchaser on a non-confidential basis before it was disclosed or provided by any of the Vendor, the Company, their respective Affiliates or their respective Representatives or independently developed by the Purchaser without use of any of the information provided or disclosed by the Vendor, the Company, their respective Affiliates or Representatives;

(iv)	was received in good faith from an independent Person who is not known by the Purchaser to be in possession of such information unlawfully or subject to any obligation of confidence; or

(v)	is released from the provisions of this Agreement by the written authorization of the Vendor.

If this Agreement is terminated without completion of the Transactions, the Purchaser shall promptly return all information, whether in written form or stored electronically, including documents, work papers and other written material (including all copies) (except the Purchaser will be permitted to retain one copy with its attorney on the condition that it may only be utilized as evidence in litigation or threatened litigation between the Parties) obtained from the Vendor, the Company or their respective Affiliates or Representatives in connection with this Agreement, and not previously made public, and shall continue to maintain the confidence of all such information provided that the Purchaser may retain a list containing general descriptions of information returned or destroyed.

6.5	Public Announcement and Third Party Communications

(a)	Any Party may issue public announcements and communications pertaining to this Agreement and the Transactions; provided, however, that prior to issuing such public announcement or communication, it shall (a) consult with the other Party regarding the contents of such public announcement or communication, (b) give the other Party a reasonable opportunity (not to exceed twenty-four (24) hours, unless a shorter period of time is necessary in order to comply with Applicable Laws or as otherwise agreed to by the other Party) to comment thereon. The Party making such public announcement or communication shall give reasonable consideration to any comments made by the other Party or its counsel.

(b)	All notices and other non-public communications and discussions to and with Employees, customers, suppliers and other business relationships of the Company concerning the Transactions or any matter contemplated or referenced by this Agreement (including the existence of, the terms and conditions of and the status of the Transaction) shall be undertaken by the Company after reasonable consultation with the Purchaser.

(c)	This Section 6.5 does not prohibit disclosure to the professional advisors, bankers and employees of either Party who need to know such information, or to the extent necessary to authorize the purchase and sale of the Company Shares pursuant to this Agreement, or as may be required by any Applicable Laws (including, for greater certainty, any applicable rule, policy or instrument of any Securities Authority, stock exchange or like body) or as required for reporting to shareholders and others in their annual and other reports and filings.

6.6	Consents

The Vendor and the Company shall, as applicable, give any notices to other Persons, and to obtain any Consents from other Persons, required in connection with the consummation of the Transactions. If the Vendor or the Company fails to obtain any such Consent from any Person, then the Vendor and the Company shall take all steps necessary to limit the adverse effect upon the Company and the Business from the failure to obtain such Consent.

6.7	Non-Solicitation

Each of the Vendor and the Company shall immediately cease any existing consideration, discussions or negotiations with any third Persons conducted prior to the date hereof with respect to or that could reasonably be expected to lead to, any direct or indirect merger, business combination, sale of assets, sale of shares of capital stock or other securities, capital raise, share exchange, recapitalization, liquidation, dissolution, joint venture or other similar transaction, including any minority investment, involving any third Person, the Company or its Affiliates (an “Acquisition Transaction”). Each of the Vendor and the Company shall not, and shall use its best efforts to cause their Representatives not to, directly or indirectly: (i) encourage, solicit, participate in, facilitate or initiate discussions or negotiations with any Person or group (other than the Purchaser, its Affiliates or its and their respective Representatives) concerning any Acquisition Transaction; (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, provide any information with respect to, or otherwise cooperate in any way with any Acquisition Transaction; or (iii) otherwise take any action inconsistent with, or that could reasonably be expected to delay consummation of the Transaction or that would render the Transaction impractical or undesirable to the Purchaser. The Vendor and the Company shall immediately communicate to the Purchaser any inquiries or proposals regarding any Acquisition Transaction and the terms thereof.

6.8	Notification of Certain Matters

Each Party shall give prompt notice to the other Party of any of the following which occurs, or of which it becomes aware, following the date hereof: (a) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default under any Contract disclosed (or required to be disclosed) in any Schedule to this Agreement; (b) the occurrence or existence of any fact, circumstance or event which would reasonably be expected to result in (i) any representation or warranty made by such Party in this Agreement or in any Schedule, Exhibit or certificate delivered herewith, to be untrue or inaccurate or (ii) the failure of any condition precedent to either party’s obligations; and (c) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the Transactions.

6.9	Litigation Support

In the event and for so long as any Party actively is contesting or defending against any Claim, action, suit, proceeding, hearing, investigation, charge, complaint or demand in connection with (a) any transaction contemplated by this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company or the Business, the other Party shall cooperate with the contesting or defending Party or its counsel in the defence or contest, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the defence or contest, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article VII).

6.10	The Prospectus and Private Placement Documents

(a)	The Purchaser shall use commercially reasonable efforts to prepare and file the Prospectus with the Exchange and the applicable Securities Authorities, in accordance with the TSX Company Manual (or such other Exchange rules) and Applicable Laws, as reflected in the Final IPO Prospectus.

(b)	The Vendor shall make available to the Purchaser and its auditor: (i) the Financial Statements, and (ii) the MD&A, and the Purchaser shall provide the Company and its auditor access to and the opportunity to review and comment upon in advance and retain copies of all pro-forma financial statements of the Purchaser, in each case required in connection with the preparation of the Prospectus or the Private Placement Documents. The Vendor further agrees to make available such additional financial information relating to the Company as may be reasonably required, in connection with any pre-filing or exemptive relief application (which application shall be provided to the Vendor in advance for review and comment) in respect of disclosure in the Prospectus or in connection with the preparation of any pro-forma financial statements for inclusion in the Prospectus. Subject to the Purchaser’s compliance with Section 6.10(e), the Company hereby: (i) consents to the inclusion of any such financial statements or financial information (including the Financial Statements and MD&A) in the Prospectus and the Private Placement Documents; and (ii) agrees to provide, or cause to be provided, appropriate signatures where required. The Vendor hereby agrees that, if requested by the Securities Authority, it will use best efforts to cause the appropriate entities or individuals to sign the Prospectus as a promoter.

(c)	Each of the Vendor and the Company shall provide to the Purchaser, in writing, all information reasonably requested by the Purchaser concerning the Vendor, the Company and the Business (including the Financial Statements and MD&A) to be included by the Purchaser in the Prospectus or the Private Placement Documents or other related documents, and the Company shall use reasonable efforts to obtain a (a) comfort letter, which is addressed to the directors of the Purchaser, the Sponsors as the Purchaser’s promoters, and all such other persons that will sign the Prospectus on behalf of the Purchaser (and its Affiliates), including such officers of the Purchaser that may sign the Prospectus, and which responds to all items in a “circle up” of the Prospectus provided by the Purchaser or its counsel, in form and substance reasonably satisfactory to the Purchaser, and (ii) consents from any of its auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the Prospectus or the Private Placement Documents (including the Financial Statements and MD&A) and to the identification in the Prospectus or the Private Placement Documents of each such advisor and shall ensure that such information does not contain any Misrepresentation concerning the Vendor, the Company or the Business.

(d)	Each of the Vendor and the Company shall reasonably cooperate with the Purchaser in connection with the preparation and filing of the Prospectus and the preparation of the Private Placement Documents and in obtaining the necessary approval of the Exchange and the applicable Securities Authorities, including providing or submitting on a timely basis all documentation and information that is reasonably required or advisable in connection with obtaining such approvals, it being acknowledged that the primary responsibility for obtaining such approvals rests with the Purchaser.

(e)	The Purchaser shall give the Vendor and the Company a reasonable opportunity to review and comment on the Prospectus, the Private Placement Documents and other related documents so as to ensure that the information contained in the Prospectus and the Private Placement Documents provided by the Company and the Vendor is accurately reflected in the Prospectus or the Private Placement Documents, as applicable, and the Purchaser shall not include any such information in the Prospectus or the Private Placement Documents without the prior written consent of the Company and the Vendor (the “Approved Prospectus Information”). Such consent to the Approved Prospectus Information shall be deemed to have been given if the Company and the Vendor do not respond to the Purchaser within two days following the Purchaser’s request for consent.

6.11	Waiver of Access to the Purchaser Escrow Account

Each of the Vendor and the Company hereby irrevocably and unconditionally waives and releases, and shall cause any Affiliate and each of its and their respective Representatives in connection with the Transaction or this Agreement, to irrevocably and unconditionally waive and release, on substantially similar terms, any and all Claims of any kind, whether in tort or contract, in law or equity or otherwise, in or to, and any and all right to seek any payment, award, judgement of any amounts due to it in connection with this Agreement, any other Transaction Documents or the Transactions, out of, the Purchaser Escrow Account, and, hereby irrevocably and unconditionally waives and releases any and all Claims it or any of them may have in the future, as a result of, or arising out of, this Agreement, any other Transaction Documents or the Transactions, which Claim would directly or indirectly restrict, reduce or encumber the Purchaser Escrow Account or any monies or other assets in the Purchaser Escrow Account, and further irrevocably and unconditionally agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Purchaser Escrow Account or any monies or other assets in the Purchaser Escrow Account for any reason whatsoever or to bring any Claim or seek any payment, award, judgement of any amounts against the Purchaser Escrow Account or the Purchaser Escrow Agent in connection therewith.

6.12	The Purchaser Meeting

(a)	The Purchaser agrees to, if necessary, duly call, convene and conduct the Purchaser Meeting in accordance with Applicable Laws as soon as reasonably practicable, and in any event on or before August 31, 2024, subject to any adjournment, postponement or termination made by the Purchaser with the written consent of the Vendor and the Company, each acting reasonably.

(b)	Allow the Vendor and its Representatives and legal counsel to attend the Purchaser Meeting (including by virtual means).

(c)	The requisite approval for the Transactions Resolution shall be a majority of the votes cast by the Purchaser shareholders present in person (which may include virtual appearance if permitted by Applicable Laws) or represented by proxy at the Purchaser Meeting excluding for this purpose votes attached to the Purchaser Shares held by persons described in items (a) through (d) of section 8.1(2) of MI 61-101.

(d)	The Purchaser shall prepare the Purchaser Circular together with any other documents required by Applicable Laws in connection with the Purchaser Meeting and file the Purchaser Circular in all jurisdictions where the same is required to be filed and mail the Purchaser Circular to its shareholders and any other Person as required under Applicable Laws. Each of the Vendor and the Company shall reasonably cooperate with the Purchaser in connection with the preparation and filing of a circular in respect of the Purchaser Meeting (the “Purchaser Circular”) and shall provide to the Purchaser, in writing, all information reasonably requested by the Purchaser concerning the Vendor, the Company and the Business to be included by the Purchaser in the Purchaser Circular or other related documents, and each of the Vendor and the Company shall ensure that such information does not contain any Misrepresentation concerning the Vendor, the Company or the Business.

(e)	The Vendor and the Company and its legal counsel shall be given a reasonable opportunity to review and comment on the Purchaser Circular and related documents prior to the Purchaser Circular being printed and filed with any Governmental Authority, and all comments reasonably and promptly proposed by the Vendor and the Company shall be included in such documents, provided that all information relating solely to the Vendor and the Company and their Affiliates included in the Purchaser Circular shall be in form and content approved by the Vendor, acting reasonably, provided such approval shall be deemed to have been given if the Company and the Vendor do not respond to the Purchaser within two days following the Purchaser’s request for approval and provided further that such approval shall not be required if such information is Approved Prospectus Information.

(f)	The Purchaser shall ensure that the Purchaser Circular complies in all material respects with Applicable Laws, does not contain a Misrepresentation (other than with respect to any written information that is furnished in writing by or on behalf of the Vendor or the Company or their Representatives for inclusion in the Purchaser Circular pursuant to Section 6.12(d)) and provides the Purchaser shareholders with sufficient information to permit them to form a reasoned judgment concerning the matters to be placed before the Purchaser Meeting.

(g)	The Purchaser shall: (i) solicit proxies in favour of the approval of the Transactions Resolution; and (ii) recommend to the securityholders of the Purchaser eligible to vote on the Transactions Resolution that they vote in favour of the Transactions Resolution. The Purchaser shall: (i) provide the Vendor with copies of or access to information regarding the Purchaser Meeting generated by any proxy solicitation services firm engaged by the Purchaser, as reasonably requested from time to time by the Vendor; and (ii) promptly advise the Vendor as frequently as the Vendor may reasonably request, as to the aggregate tally of the proxies received by the Purchaser in respect of the Transactions.

6.13	Insurance

The Purchaser hereby covenants in favour of the Sponsor and each of the directors and officers of the Purchaser, that:

(a)	prior to the Closing Date, the Purchaser shall (i) purchase “tail” policies, and (ii) maintain ongoing polices, in each case, of directors’ and officers’ liability insurance providing protection in an amount of no less than Purchaser’s current directors’ and officers’ liability insurance limits and no less favourable than the terms set forth in Purchaser’s current directors’ and officers’ liability insurance policy and providing protection in respect of Claims arising from facts or events which occurred on or prior to the Closing Date and the Purchaser will maintain such policies in effect without any reduction in scope or coverage for six (6) years from the Closing Date.

(b)	the Purchaser shall honour all rights to indemnification or exculpation now existing in favour of present and former employees, officers and directors of the Purchaser and acknowledges that such rights shall survive the completion of the Closing and shall continue in full force and effect in accordance with their terms.

(c)	if the Purchaser (i) consolidates with or merges into any other Person and is not a continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, the Purchaser shall ensure that any such successor or assign (including, as applicable, any acquirer of substantially all of the properties and assets of the Company) assumes all of the obligations set forth in this Section 6.13.

6.14	The Private Placement

(a)	The Purchaser may, at its sole discretion, seek commitments with respect to a private placement of its shares or non-voting shares of a subsidiary of Purchaser (“Finco”) that are exchangeable for Purchaser Common Shares in an amount and on such other terms (including with respect to the number of subscribers and the aggregate amounts to be purchased by each subscriber) as are determined by the Purchaser in its sole discretion (the “Private Placement”).

(b)	The Vendor and the Company shall provide such cooperation as may be reasonably requested by the Purchaser in connection with the marketing of the Private Placement, provided that: (i) such request is made on reasonable notice; (ii) such cooperation does not unreasonably interfere with the ongoing operations of the Company, including:

(i)	participating in a reasonable number of due diligence sessions;

(ii)	participating in road shows or meetings with potential investors; and

(iii)	providing customary assistance to the Purchaser in the preparation of the Private Placement Documents.

6.15	Governance Matters

The Purchaser covenants with the Vendor that it will take all actions necessary to ensure that, as of the Closing Time, subject to compliance with Applicable Laws and the rules of the Exchange and a majority of the board of directors of the Purchaser being independent under Applicable Laws, the board of directors of the Purchaser will be comprised of the following individuals: Andrew Clark, Robert Clark, Andrew McIntyre, Larry Swets, Kyle Cerminara, Shaun Alie and Richard Govignon, Jr.

6.16	Escrow Agreement

If required by Applicable Laws, the Securities Authority or applicable stock exchange rules, the Vendor shall enter into an escrow agreement in the form required by the Securities Authority or applicable stock exchange (the “Escrow Agreement”).

6.17	Change of Name

On Closing, the Purchaser shall change its name to “Saltire Holdings, Ltd.”.

6.18	Existing Credit Facility

The Vendor and the Company shall use all reasonable efforts to, at the option of the Purchaser:

(a)	amend the Existing Credit Facility so that there is a separate facility for each of the Vendor and the Company, including taking all related actions with respect to the underlying security and guarantees in respect of such Existing Credit Facility such that the applicable security provided by each of the Vendor and the Company is limited to the applicable facility entered into by such entity and any guarantee provided by the Company in respect of the Vendor’s facility is released; or

(b)	arrange for a new credit facility for the Company from a third party lender and the termination of the Existing Credit Facility as it relates to the Company and the release of all related guarantees and security,

(the “Existing Credit Facility Arrangements”).

The Vendor and the Company shall, prior to Closing, arrange for the discharge of any Liens registered against the Company (including any immovable hypothec or movable hypothec), or any other security taken over the Company’s assets, in connection with that certain amended and restated credit agreement dated January 13, 2023 (as may be amended from time to time) by FG Holdings Quebec Inc., as borrower and CIBC, as lender).

6.19	Tax Covenants

(a)	The Purchaser will cause to be prepared and filed on a timely basis all Tax Returns for the Company for any period that ends on or before the Closing Date and for which Tax Returns have not been filed as of the Closing Date. The Purchaser will also cause to be prepared and filed on a timely basis all Tax Returns for the Company for all taxation periods of the Company ending after the Closing Date that commenced before the Closing Date (including any period before the Closing Date) (all these Tax Returns together with the Tax Returns referred to in the first sentence of this Section 6.18 being referred to as “Stub Period Returns”). The Vendor and the Purchaser will cooperate fully with each other and make available to each other in a timely fashion all data and other information as may reasonably be required for the preparation of all Stub Period Returns and will preserve that data and other information until the expiration of any applicable limitation period for maintaining books and records under any applicable Tax law with respect to the Stub Period Returns. The Vendor will pay to the Purchaser one half of the costs of the preparation and filing of the Stub Period Returns.

(b)	If the Purchaser or the Vendor determines, or becomes aware that an “advisor” (as defined in the Tax Act for purposes of section 237.3 of the Tax Act or for purposes of section 237.4 of the Tax Act, as applicable) has determined, that the transactions contemplated by this Agreement, or any transaction that may be considered to be part of the same series of transactions as the transactions contemplated by this Agreement, are or would be subject to the reporting requirements under section 237.3 of the Tax Act, or the notification requirements under section 237.4 of the Tax Act, or any substantially similar provision of any applicable Tax Laws (the “Disclosure Requirements”), the Purchaser or the Vendor, as the case may be, will inform the other Parties of its intent, or its advisor’s intent, to comply with the Disclosure Requirements and the Parties will cooperate with respect to preparing and filing the applicable information returns or notifications, or both. Notwithstanding the foregoing and for greater certainty, each Party shall be permitted to report any transaction to an applicable Governmental Authority to the extent that such Party determines, acting reasonably, that such reporting is required by Applicable Law.

(c)	If requested by the Vendor, the Purchaser will jointly elect in the form, and within the time, prescribed pursuant to subsection 85(1) of the Tax Act (and the equivalent provision under any provincial tax legislation) in respect of the transfer of the Company Shares to the Purchaser pursuant to this Agreement, subject to the limitations set forth in the Tax Act. The amount set out in the election form referred to in this Section 6.19(c) will be determined by the Vendor, within the limits allowed in that regard in the Tax Act. With the exception of the execution of the election form by the Purchaser, compliance with the requirements for a valid election will be the sole responsibility of the Vendor, and the Purchaser agrees only to execute any properly completed election form. The Purchaser shall not be responsible for the proper completion or filing of any election form. This Section 6.19(c) shall apply mutatis mutandis to any amendments to the election forms, to the extent requested by the Vendor.

Article VII
mutual conditions to closing

The obligation of the Purchaser, the Vendor and the Company to complete the Transactions is subject to the fulfillment, performance and satisfaction of, or compliance with, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of the Company, the Vendor and the Purchaser and may be waived by the mutual consent of each Party in whole or in part).

7.1	Legal Impediments

(a)	There shall not be in effect on the Closing Date any Applicable Laws or Claims restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the Transactions.

(b)	There shall not be pending or Threatened on the Closing Date any Claim or any other action in, before or by any Governmental Authority or any other Person which could reasonably be expected to result in the issuance of any order, or the enactment, promulgation or deemed applicability to the Purchaser, the Vendor, the Company, the Business or any of the Transactions, to restrain or prohibit the completion of the Transactions or to prevent or restrain the Purchaser from acquiring the Company Shares or the Company from carrying on, prior to, from and after the Closing, the Business as presently carried on.

7.2	Authorizations, Consents and Approvals

All Governmental Authorizations, actions, approvals, orders and consents of, or declarations or filings with, or expirations or terminations of waiting periods imposed by any Governmental Authority necessary to effect the Transactions shall have occurred, been filed or obtained, as the case may be, including, without limitation, any Governmental Authorizations requiring consent to change of control relating to the Company or the Business.

7.3	Purchaser Common Shares - Exchange Listing and Share Consolidation

The Purchaser Common Shares shall have been conditionally approved to be listed and posted for trading on the Exchange.

7.4	Purchaser Shareholder Approval

The Purchaser Meeting Matters shall have been approved by the Purchaser’s shareholders at the Purchaser Meeting.

7.5	Prospectus Receipt

A receipt shall have been obtained from the Ontario Securities Commission and the other applicable Securities Authorities for each of the preliminary Prospectus and the final Prospectus.

Article VIII
CONDITIONS OF CLOSING IN FAVOUR OF THE PURCHASER

The obligation of the Purchaser to complete the Transactions is subject to the fulfillment, performance and satisfaction of, or compliance with, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of the Purchaser and may be waived by the Purchaser in whole or in part).

8.1	Truth and Accuracy of Representations and Warranties

Each of the representations and warranties of the Vendor and the Company made in or pursuant to this Agreement shall be true and correct in all material respects (other than representations and warranties which are qualified by “material”, “Material Adverse Effects” or other concepts of materiality, which shall be true in all respects) at the Closing Time with the same force and effect as if made at and as of the Closing Time, other than representations and warranties that speak of a specific date or time (in which case such representations and warranties shall be true and correct in all respects on and as of such date or time), and each of the Vendor and the Company shall have delivered to the Purchaser at the Closing a certificate dated the Closing Date, duly executed by a senior officer of the Vendor or the Company, as applicable, acceptable to the Purchaser, confirming the truth and correctness of the representations and warranties made by the Vendor or the Company, acting reasonably respectively.

8.2	Performance of Covenants

Each of the Vendor and the Company shall have performed and complied with each obligation, agreement and covenant in this Agreement required to be performed or complied with by it under this Agreement or any other agreement or document contemplated by this Agreement at or prior to the Closing. Each of the Vendor and the Company shall have delivered to the Purchaser at the Closing a certificate, duly executed by a senior officer of the Vendor or the Company, as applicable, acceptable to the Purchaser, acting reasonably to such effect.

8.3	Authorizations, Consents and Approvals

All actions, approvals, orders and consents of, or declaration or filings with, or expirations or terminations of waiting periods imposed by any Person necessary to effect the Transactions, including those set out in Schedule 3.1(u) of the Disclosure Letter, shall have occurred, been filed or obtained, as the case may be, including:

8.4	No Material Adverse Change

Since the date of this Agreement there shall have been no Material Adverse Change with respect to the Company or the Business, and no events, facts or circumstances shall have occurred which would result or which could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Change with respect to the Company or the Business, and the Company shall have delivered to the Purchaser at the Closing a certificate dated the Closing Date, duly executed by a senior officer of Company acceptable to the Purchaser, to such effect.

8.5	Existing Credit Facility Arrangements

The Existing Credit Facility Arrangements shall have been completed in a manner acceptable to the Purchaser in all respects, acting reasonably.

8.6	Deliveries

On or before Closing, the Vendor and the Company shall deliver or cause to be delivered to the Purchaser the following in form and substance satisfactory to the Purchaser, acting reasonably:

(a)	one or more share certificates representing all the Company Shares duly endorsed in blank for transfer, or accompanied by irrevocable share transfer powers of attorney duly executed in blank, in either case by the holders of record;

(b)	certified copies of:

(i)	the constating documents, including the articles and notice of articles of the Company; and

(ii)	a certified extract of the resolutions of the board of directors of each of the Vendor and the Company approving the entering into and completion of the Transactions;

(c)	a certificate of good standing with respect to each of the Vendor and the Company issued by appropriate government officials of its respective jurisdictions of incorporation and in connection with the Company, each jurisdiction in which it carries on the Business;

(d)	if applicable, the Escrow Agreement required pursuant to Section 6.16, duly executed by the Vendor;

(e)	an assignment agreement in respect of the U.S. Patent Application #18/413,754 dated January 16, 2024 regarding Prefinished Curvilinear Magnetic Screen System, assigning such patent application from FG Group Holdings Inc. to the Company, duly executed by the Company and FG Group Holdings Inc.;

(f)	an assignment agreement in respect of the U.S. Patent # 9,664,994 issued May 30, 2017 and Canadian Patent # 2,967,585 issued October 22, 2019, each regarding Curvilinear Projection Screen and Acoustic System, assigning such patents from the current owner(s) thereof to the Company, duly executed by the Company and the owner(s) thereof; provided, however, that if the Company provides evidence to the Purchaser that the Company is the current owner of such patents, then no such assignment shall be necessary;

(g)	the Transition Services Agreement duly executed by Strong Technical Services, Inc. and the Company, which Transition Services Agreement shall be in full force and effect;

(h)	an agreement terminating the Management Services Agreement duly executed by the Company and the Vendor, which termination agreement shall be in full force and effect; and

(i)	resignations and releases from directors and officers of the Company.

8.7	Conditions

If any of the foregoing conditions in Article VII or this Article VIII have not been fulfilled by the Outside Date, the Purchaser may terminate this Agreement by notice in writing to the Vendor. Notwithstanding the foregoing, the Purchaser may waive compliance with any condition in whole or in part if it sees fit to do so, without prejudice to its rights of termination in the event of non-fulfillment of any other condition, in whole or in part, or to its rights to recover damages for the breach of any representation, warranty, covenant or condition contained in this Agreement.

Article IX
CONDITIONS OF CLOSING IN FAVOUR OF THE Vendor and the Company

The obligation of each of the Vendor and the Company to complete the Transactions is subject to the fulfillment, performance and satisfaction of, or compliance with, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of the Vendor and the Company and may be waived by the Vendor and the Company in whole or in part).

9.1	Truth and Accuracy of Representations and Warranties

Each of the representations and warranties of the Purchaser made in or pursuant to this Agreement shall be true and correct in all material respects (other than representations and warranties which are qualified by “material”, “Material Adverse Effects” or other concepts of materiality, which shall be true in all respects) at the Closing Time with the same force and effect as if made at and as of the Closing Time, other than representations and warranties that speak of a specific date or time (in which case such representations and warranties shall be true and correct in all respects on and as of such date or time), and the Purchaser shall have delivered to the Vendor and the Company at the Closing a certificate dated the Closing Date, duly executed by a senior officer of the Purchaser acceptable to the Vendor and the Company, confirming the truth and correctness of the representations and warranties made by the Purchaser.

9.2	Performance of Covenants

The Purchaser shall have performed and complied with each obligation, agreement and covenant in this Agreement required to be performed or complied with by it under this Agreement or any other agreement or document contemplated by this Agreement at or prior to the Closing. The Purchaser shall have delivered to the Vendor and the Company at the Closing a certificate, duly executed by a senior officer of the Purchaser, acceptable to the Vendor and the Company, each acting reasonably, to such effect.

9.3	No Material Adverse Change

Since the date of this Agreement there shall have been no Material Adverse Change with respect to the Purchaser and the Purchaser shall have delivered to the Vendor at the Closing a certificate dated the Closing Date, duly executed by a senior officer of the Purchaser acceptable to the Vendor, acting reasonable, to such effect.

9.4	Deliveries

On or before Closing, the Purchaser shall deliver or cause to be delivered to the Company and the Vendor the following in form and substance satisfactory to the Company and the Vendor, acting reasonably:

(a)	the Share Consideration in the form of the Purchaser Common Shares and the Purchaser Preferred Shares registered in the name of the Vendor;

(b)	certified copies of:

(i)	the constating documents, including the articles and notice of articles of the Purchaser; and

(ii)	all resolutions of the shareholders and board of directors of the Purchaser approving the entering into and completion of the Transactions;

(iii)	subject to Section 6.15, duly executed resignations and releases of the current directors and officers of the Purchaser, other than those directors who will remain as directors of the Purchaser; and

(iv)	a certificate of good standing with respect to the Purchaser issued by an appropriate government official of the jurisdiction of its incorporation; and

(c)	if applicable, escrow agreement in the form in the form required by the Securities Authority or applicable stock exchange, duly executed by the Sponsors.

9.5	Conditions

If any of the foregoing conditions in Article VII or this Article IX have not been fulfilled by the Outside Date, the Vendor may terminate this Agreement by notice in writing to the Purchaser. Notwithstanding the foregoing, the Vendor and the Company may waive compliance with any condition in whole or in part if it sees fit to do so, without prejudice to its rights of termination in the event of non-fulfillment of any other condition, in whole or in part, or to the rights of the Vendor and the Company to recover damages for the breach of any representation, warranty, covenant or condition contained in this Agreement.

Article X
TERMINATION AND ABANDONMENT

10.1	Termination

This Agreement may be terminated at any time prior to the Closing:

(a)	by mutual consent of the Vendor, on the one hand, and of the Purchaser, on the other hand;

(b)	by either the Vendor and the Company, on the one hand, or the Purchaser, on the other hand, if the Closing shall not have occurred by the Outside Date, provided that the right to terminate this Agreement under this Section 10.1(b) shall not be available to either the Vendor and the Company, on the one hand, or to the Purchaser, on the other hand, where such Party’s failure to fulfill any obligation under this Agreement shall be the cause of the failure of the Closing to occur on or before such date;

(c)	by either the Vendor and the Company, on the one hand, or the Purchaser, on the other hand, if there has been a breach of any covenant or a breach of any representation or warranty of the Purchaser, on the one hand, or the Vendor and the Company, on the other hand, which breach would cause any of the conditions set forth in Article VII, Article VII or Article VIII, as the case may be, not to be satisfied provided that any such breach of a covenant or representation or warranty has not been cured within fifteen (15) Business Days following receipt by the breaching party of written notice of such breach or is not reasonably capable of being cured prior to the Outside Date;

(d)	by either the Vendor or the Company pursuant to Section 9.5;

(e)	by the Purchaser pursuant to Section 8.5;

(f)	by any Party, if there shall be any Applicable Laws that makes consummation of the Transactions illegal or otherwise prohibited or if any order of any Governmental Authority prohibiting such transactions is entered and such order shall become final and non-appealable; or

(g)	by the Purchaser if there has been a Material Adverse Change with respect to the Company or the Business which is incapable of being cured by the Outside Date.

10.2	Effect of Termination.

If this Agreement is terminated pursuant to Section 10.1 by the Purchaser, on the one hand, or the Vendor and the Company, on the other hand, written notice thereof shall be given to the other Party specifying the provision of Section 10.1 pursuant to which such termination is made, and this Agreement shall be terminated and there shall be no liability hereunder on the part of the Purchaser, the Sponsor, the Vendor or the Company. Nothing in this Section 10.2 shall relieve any Party of liability as a result of any wilful breach of this Agreement or fraud with respect to any express provisions of this Agreement.

Article XI
GENERAL

11.1	Notices

All notices, requests, demands or other communications required or permitted to be given by one Party to another under this Agreement (each, a “Notice”) shall be given in writing and delivered by personal delivery or delivery by recognized national courier, or delivered by registered mail, postage prepaid, or by electronic communication (including e-mail) addressed as follows:

If to the Vendor or the Company:

Strong Global Entertainment, Inc.

5960 Fairview Road, Suite 275

Charlotte, NC 28210

Attention:	Mark Roberson
Email:	[Redacted – Email Address]

with a copy (which shall not constitute notice) to:

Gowling WLG (Canada) LLP

2300 – 550 Burrard Street

Vancouver, BC V6C 2B5

Attention:	Cyndi Laval
Email:	[Redacted – Email Address]

If to the Purchaser:

FG Acquisition Corp.

1800-510 West Georgia Street

Vancouver, BC V6B OM3

Attention:	Hassan R. Baqar
Email:	[Redacted – Email Address]

with a copy (which shall not constitute notice) to:

Goodmans LLP

333 Bay Street, Suite 3400

Toronto, ON M5H 2S7

Attention:	Mark Spiro and David Coll-Black
Email:	[Redacted – Email Addresses]

If to the Sponsor, including in its capacity as Purchaser’s Representative:

FGAC Investors LLC

104 S. Walnut Street, Unit 1A

Itasca, IL 60143

Attention:	Hassan R. Baqar
Email:	[Redacted – Email Address]

with a copy (which shall not constitute notice) to:

Goodmans LLP

333 Bay Street, Suite 3400

Toronto, ON M5H 2S7

Attention:	Mark Spiro and David Coll-Black
Email:	[Redacted – Email Addresses]

or at such other address or e-mail address at which the addressee may from time to time notify the addressor. Any Notice delivered by personal delivery or by courier to the Party to whom it is addressed as provided above shall be deemed to have been given and received on the day it is so delivered at such address. If such day is not a Business Day, or if the Notice is received after 4:00 p.m. (addressee’s local time), then the Notice shall be deemed to have been given and received on the next Business Day. Any Notice sent by prepaid registered mail shall be deemed to have been given and received on the fourth Business Day following the date of its mailing. Any Notice transmitted by e-mail shall be deemed to have been given and received on the day in which electronic transmission is confirmed. If such day is not a Business Day or if the e-mail is received after 4:00 p.m. (addressee’s local time), then the Notice shall be deemed to have been given and received on the first Business Day after its transmission.

11.2	Waiver

Except as otherwise expressly set out herein, no waiver of any provision of this Agreement shall be binding unless it is in writing. No indulgence, forbearance or other accommodation by a Party shall constitute a waiver of such Party’s right to insist on performance in full and in a timely manner of all covenants in this Agreement or in any document delivered pursuant to this Agreement. Waiver of any provision shall not be deemed to waive the same provision thereafter, or any other provision of this Agreement at any time.

11.3	Severability

If any provision of this Agreement or portion thereof or the application thereof to any Person or circumstance shall to any extent be illegal, invalid or unenforceable: (a) the remainder of this Agreement or the application of such provision or portion thereof to any other Person or circumstance shall not be affected thereby; and (b) the Parties will negotiate in good faith to amend this Agreement to implement the intentions set forth in this Agreement. Each provision of this Agreement shall be legal, valid and enforceable to the fullest extent permitted by law.

11.4	Assignment and Enurement

(a)	Neither this Agreement nor any benefits or burdens under this Agreement shall be assignable by any Party, and neither the Purchaser nor the Company may amalgamate or merge with any other Person, without the prior written consent of each of the other Parties, which consent shall not be unreasonably withheld or delayed.

(b)	Subject to the foregoing, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors (including any successor by reason of amalgamation or merger of any Party) and permitted assigns hereunder.

11.5	Survival of Representations, Warranties and Covenants

The representations, warranties, covenants and agreements of each of the Parties contained herein shall survive the execution and delivery of this Agreement and shall terminate on the earlier of the termination of this Agreement in accordance with its terms and the Closing Time, except for those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing, in which event such covenants and agreements shall survive the termination of this Agreement in accordance with its terms and the Closing Time, as applicable.

11.6	Expenses

If this Agreement is terminated and the Closing does not occur, each of the Vendor and the Company, on the one hand, and the Purchaser, on the other hand, shall be responsible to pay the Transaction Expenses incurred by such Party.

11.7	Further Assurances

The Parties shall do all such things and provide all such reasonable assurances as may be required to consummate the Transactions, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

11.8	Jurisdiction

Each of the Parties to this Agreement irrevocably submits to the exclusive jurisdiction of the courts of the Province of Ontario situated in the City of Toronto and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

11.9	Third Party Beneficiaries

Except as otherwise provided in Sections 6.13, the Vendor, the Company and the Purchaser intend that this Agreement will not benefit or create any right or cause of action in favour of any Person, other than the Parties. Except for the Sponsors and each of the directors and officers of the Purchaser, no Person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum. Despite the foregoing, each of the Company and the Vendor acknowledges to the Sponsors and each of the directors and officers of the Purchaser their direct rights against it under Section 6.13 of this Agreement and the Purchaser acknowledges to the Sponsors and each of the directors and officers of the Purchaser their direct rights against it under Section 6.13 of this Agreement. To the extent required by Applicable Laws to give full effect to these direct rights, the Purchaser agrees and acknowledges that it is acting as agent and/or as trustee of the Sponsors and each of the directors and officers of the Purchaser. The Parties reserve their right to vary or rescind the rights at any time and in any way whatsoever, if any, granted by or under this Agreement to any Person who is not a Party, without notice to or consent of that Person.

11.10	No Presumption

The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favouring or disfavouring either Party by virtue of the authorship of any provision of this Agreement or the payment of any legal services associated therewith.

11.11	Language

The Parties confirm that it is their wish that this Agreement, as well as any other documents relating to this Agreement, including Notices, Schedules, Exhibits and authorizations, have been and shall be drawn up in the English language only. Les Parties aux présentes confirment leur volonté que cette convention, de même que tous les documents, y compris tous avis, annexes et autorisations s’y rattachant, soient rédigés en anglais seulement.

11.12	Execution by Electronic Transmission

The signature of any of the Parties may be evidenced by a facsimile, scanned email or internet transmission copy of this Agreement bearing such signature.

11.13	Counterparts

This Agreement may be signed in one or more counterparts, each of which so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument. Notwithstanding the date of execution or transmission of any counterpart, each counterpart shall be deemed to have the effective date first written above.

[SIGNATURE PAGES TO IMMEDIATELY FOLLOW]

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date first written above.

PURCHASER

FG ACQUISITION CORP.

(signed) “Larry G. Swets, Jr.”

Per:
Name:	Larry G. Swets, Jr.
Title:	Chief Executive Officer

SPONSOR, solely as a beneficiary and recipient of the Vendor’s and the Company’s covenants in Section 6.13 and all benefits, rights and interests therein and thereto

CG INVESTMENTS VII INC.

(signed) “Michael Shuh”

Per:
Name:	Michael Shuh
Title:	Managing Director

FGAC INVESTORS LLC

(signed) “Larry G. Swets, Jr.”

Per:
Name:	Larry G. Swets, Jr.
Title:	Manager

Per:	(signed) “D. Kyle Cerminara”
Name:	D. Kyle Cerminara
Title:	Manager

Per:	(signed) “Hassan R. Baqar”
Name:	Hassan R. Baqar
Title:	Manager

VENDOR

STRONG GLOBAL ENTERTAINMENT, INC.

(signed) “Mark Roberson”

Per:
Name:	Mark Roberson
Title:	CEO

COMPANY

STRONG/MDI SCREEN SYSTEMS, INC.

(signed) “Todd Major”

Per:
Name:	Todd Major
Title:	Treasurer and Secretary

Schedule A

Preferred Share Term Sheet

April 2024

This preliminary non-binding term sheet (this “Term Sheet”), dated as of May 3, 2024, outlines certain indicative terms and conditions of the preferred share terms to be created as contemplated in the purchase agreement entered into between, inter alia, FG Acquisition Corp., Strong Global Entertainment, Inc. and Strong/MDI Screen Systems Inc.

Issuer:	FG Acquisition Corp. (the “Company”).

Dividend Rate:

Dividends on the Preferred Shares shall accumulate daily from the date on which the Preferred Shares are issued (the “Issuance Date”) on a cumulative basis and shall be payable quarterly, in arrears, in an amount initially equal to 10.0% per annum and increasing by an amount of 2.0% per annum every six months commencing on the 12 month anniversary of the Issuance Date.

In the event the Company fails to pay the quarterly dividend in cash, such dividend shall accrue and any amounts which remain accrued and unpaid shall compound annually commencing on the expiration of the last period for which dividends have been paid.

Company Redemption:

At any time and from time to time following the Issuance Date, the Company will have the option, but not the obligation, to redeem all or a portion of the Preferred Shares for a cash amount equal to $10.00 per Preferred Share less any amount distributed in respect of such Preferred Share as a reduction of stated capital, together with all accrued and unpaid dividends thereon (which, for such purpose, shall be calculated as if such dividends were accruing from day to day for the period from the expiration of the last period for which dividends have been paid up to but excluding the date of such redemption) (the “Redemption Amount”). Any tax required to be withheld from the Redemption Amount under applicable laws will be deemed to have been paid to the holders of the Preferred Shares.

On any exercise of the optional redemption by the Company, the Company will give at least five (5) days’ prior written notice to the holders of Preferred Shares.

Mandatory Redemption:	The Company shall, on the day following the fifth (5th) anniversary of the Issuance Date, redeem all of the Preferred Shares for an amount in cash equal to the Redemption Amount (any tax required to be withheld under applicable laws will be deemed to have been paid to the holders of the Preferred Shares).

Voting Rights:	The Preferred Shares will be non-voting.

Ranking:	Senior to all common stock and any other existing class or series of equity securities of the Company with respect to distribution rights and the right of payment upon liquidation, dissolution or winding up of the Company. Upon liquidation, dissolution or winding up of the Company, the holders of the Preferred Shares shall be entitled to receive an amount per share equal to the Redemption Amount (less any tax required to be withheld under applicable laws) and after payment of such amounts so payable to them they shall not be entitled to share in any further distribution of the property or assets of the Company.

Specified Amount (Subsection 191(4) of the Income Tax Act)	For purposes of Subsection 191(4) of the Income Tax Act (Canada) (“Tax Act”) the amount specified in respect of each Preferred Share shall be the amount specified by an officer or director of the Company in a certificate that is made (i) effective concurrently with the issuance of such Preferred Share and (ii) pursuant to a resolution of the board of directors of the Company authorizing the issuance of such Preferred Share, such amount to be expressed as a Canadian dollar amount (and not as a formula) that is equal to the fair market value of the consideration for which such Preferred Share is issued.

Schedule B

Transition Services Agreement Term Sheet

May 3, 2024

This non-binding term sheet (the “Term Sheet”) sets forth certain matters related to the provision of Services (as defined below) by Strong Technical Services, Inc. (the “Service Provider”) to Strong/MDI Screens Systems, Inc. (the “Company”) following closing of the acquisition by FG Acquisition Corp. (the “Purchaser”) of substantially all of the outstanding shares of the Company pursuant to a purchase agreement to be entered into by and among, inter alia, the Purchaser, the Company and Strong Global Entertainment, Inc., as vendor (the “Purchase Agreement”). All terms used herein and not otherwise defined shall have the meanings given to them in the draft Purchase Agreement.

This Term Sheet is not intended to, and does not, create legally enforceable obligations. Pursuant to the Purchase Agreement, on the Closing Date the parties will enter into a definitive transition services agreement (the “Agreement”), which will contain provisions based on the following:

Principal Terms:

1.	Term:	The term of the agreement will commence on the Closing Date and remain in effect for twelve (12) months following the Closing Date, subject to an extension of six (6) months at the Company’s option (the “Term”), unless terminated earlier in accordance with paragraph 8.

2.	Invoicing Services:	During the Term, the Service Provider shall provide the Company with customer invoicing and sales tax processing services for customers located in the United States, which services are to be consistent with past policies and practices (the “Invoicing Services”).

3.	Payroll Services:	During the Term, the Service Provider shall prepare and coordinate payroll for Company employees located in the United States in accordance with past policies and practices (the “Payroll Services”).

4.	Sales Tax processing and Collection Services:	During the Term, the Service Provider shall assist the Company in monitoring accounts receivable collections and processing and reporting of sales taxes collected from US customers in accordance with past policies and practices (the “Payment and Collection Services” and, together with the Invoicing Services and the Payroll Services, the “Services”).

5.	Additional Services:	During the Term, the Service Provider shall provide such additional services that are currently provided by the Service Provider to the Company and not described herein (the “Additional Services”) as is reasonably requested by the Purchaser. The Company will reimburse the Service Provider for its estimate of actual costs for such Additional Services. The Company may terminate the provision of any Additional Services at any time upon written notice to the Service Provider.

6.	Transfer of Services:	During the Term and for a period of 30 days thereafter, the Company and the Service Provider agree to take all steps reasonably necessary to effectuate the orderly and efficient transfer of the Services to the Company.

7.	Fees:	The fees payable by the Company for the Services shall be the Service Provider’s estimate of actual cost in providing such Services, subject to a maximum amount of fees in any one month period, the quantum of which will be set out in the definitive agreement, without the prior written consent of the Company, not to be unreasonably withheld.

8.	Termination:

The Company may terminate the agreement upon 90 days’ prior written notice to the Service Provider.

Upon termination of the agreement, the Service Provider will cease providing the Services, the Company will pay all amounts owing to the Service Provider as of the date of such termination and the Service Provider will return to the other party all of the confidential and proprietary information relating to the other party to which such party has had and will have access which is then in its possession or control.

9.	Confidentiality:	The Service Provider will agree that all information it has received or will receive prior to or during the Term constitutes the sole property of the Company, and the Service Provider will agree to keep and hold such information confidential both before and during the Term and following the expiration or earlier termination of the agreement for any reason, and does further agree that it will not disclose, directly, or indirectly, any of such information to any third party or use such information for its own benefit other than in the performance of its obligations under the agreement. Upon request, the receiving party will promptly return to the disclosing party (without retaining any copies thereof) all such information provided by the disclosing party.

10.	Governing Law:	Province of Ontario

Schedule C

Strong/MDI Screen Systems, Inc

Working Schedule

Expressed in US dollars

Current assets
Cash and cash equivalents
Trade and other receivables
Inventories
Prepaid expenses and deposits
Total Current Assets	$-	A
Current liabilities
Trade and other payables
Credit facility borrowings
Deferred revenue
Lease liability, current
Income tax payable
Total Current	$-	B
Net Working Capital	$-	C=A-B

Schedule 3.1
Representations and Warranties OF THE COMPANY

(a)	Incorporation and Corporate Power of Company. The Company is a corporation incorporated, organized and subsisting under the laws of the jurisdiction of its incorporation and is in good standing with respect to the filing of annual returns as required under the laws of its jurisdiction of incorporation. The Company has the corporate power, authority and capacity to execute and deliver this Agreement and all other Transaction Documents to be executed by it as contemplated herein and to perform its other obligations hereunder and thereunder.

(b)	Authorization by Company. The execution and delivery of this Agreement and all other Transaction Documents to be executed by the Company as contemplated herein and the completion of the Transactions have been, or will be prior to Closing, duly authorized by all necessary corporate action on the part of the Company and, as applicable, its shareholder, including, without limitation, by the Company’s board of directors and by the Vendor.

(c)	Enforceability of Obligations. This Agreement constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of the rights of creditors and others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

(d)	Legal Proceedings. There are no Legal Proceeding in progress, pending or, to the knowledge of the Company, Threatened against or affecting the Company or any of its property or assets or title thereto. There is no Order outstanding against or affecting the Company or any of its property or assets.

(e)	Capitalization. Schedule 3.1(e) of the Disclosure Letter sets forth a true, correct and complete list of the authorized, issued and outstanding shares of the Company as of the date hereof and the holder of such shares. The issued and outstanding shares of each class and series of the Company have been duly authorized, validly issued, fully paid and non-assessable (to the extent that such concepts are applicable) and free of any pre-emptive rights in respect thereto. Except as set out in Schedule 3.1(e) of the Disclosure Letter, there are no other securities of the Company to acquire securities of the Company authorized, issued, granted, reserved for issuance or outstanding. There are no outstanding or authorized stock options, share appreciation, phantom share, profit participation or similar rights with respect to shares of the Company to which the Company is a party or is bound. The Company has no authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) with the shareholder of the Company on any matter. There are no Contracts to which the Company is a party or by which it is bound to (i) repurchase, redeem or otherwise acquire any shares of, or other equity or voting interest in, the Company, or (ii) dispose of any shares of the Company. No Person has any right of first offer, right of first refusal or pre-emptive right in connection with any future offer, sale or issuance of any securities of the Company.

(f)	Subsidiaries. The Company does not own any equity of any other Person, and the Company is not obligated to make any investment in or capital contribution to any Person.

(g)	Intellectual Property.

(i)	Schedule 3.1(g)(i) of the Disclosure Letter lists all of the material Owned Intellectual Property of the Company. All of the registrations and applications for registration of the Owned Intellectual Property are subsisting, in good standing, and are or will be recorded in the name of the Company. No application for registration of any Owned Intellectual Property has been rejected, withdrawn or opposed. The Company owns, directly and exclusively, all right, title and interest in and to all Owned Intellectual Property as identified in Schedule 3.1(g)(i) of the Disclosure Letter, with a good and marketable title, free and clear of all Liens, except for Permitted Liens. Any third party who has any moral rights or similar rights in such Owned Intellectual Property has irrevocably waived such rights.

(ii)	The Company holds valid licenses for all material Licensed Intellectual Property. Schedule 3.1(g)(ii) of the Disclosure Letter lists all Licensed Intellectual Property. Such Licensed Intellectual Property is validly licensed to the Company pursuant to a valid agreement, in full force and effect, and is not being used by the Company in violation of such agreement.

(iii)	To the knowledge of the Company, no other party to any license in respect of the Licensed Intellectual Property is in breach of same.

(iv)	Together, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property necessary and material to, and is sufficient to conduct the business of the Company in the same manner as it has historically been and is conducted as of the date hereof in the Ordinary Course. To the knowledge of the Company, no Owned Intellectual Property or Licensed Intellectual Property is subject to any outstanding order, award, decision, injunction, judgment, decree or settlement materially restricting the transfer, use, enforcement or licensing thereof by the Company in the operation of its business in the Ordinary Course.

(v)	The Company has not, during the past two years, except in the Ordinary Course in connection with the distribution of its products and licenses to end user:

(A)	Transferred, conveyed, sold, assigned, pledged, mortgaged or granted a Lien in any Owned Intellectual Property to any third party;

(B)	Entered into any license, franchise or other agreement with respect to any Owned Intellectual Property with any third person;

(C)	Otherwise encumbered any of the Owned Intellectual Property.

(vi)	The Company has taken all steps reasonably necessary to validly maintain, and has not taken any steps that could constitute abandonment of, any registrations of Owned Intellectual Property, including paying all necessary fees and filing all appropriate affidavits and renewals with the appropriate administrative or governmental office.

(vii)	The Company is not a party to any Material Contract or material commitment to pay any royalty, residual, profit participation, licence or other fee with respect to the use of the Owned Intellectual Property.

(viii)	All Owned Intellectual Property was created by employees in the course of their employment or by contractors who have transferred and assigned all of their rights in and to such Owned Intellectual Property to the Company pursuant to written assignment agreements. Employees, consultants and contractors of the Company have agreed to maintain the confidentiality of confidential Intellectual Property used by the Company and to which such employees, consultants and contractors had access, and have provided waivers of all moral rights (without restriction) in any and all copyright works included in all Intellectual Property created in whole or in part by such employees, consultants and contractors.

(ix)	To the knowledge of the Company (but without conducting any searches of any public registries including Intellectual Property registries), there is no actual or Threatened material infringement of, misappropriation of, passing off, or other interference with the Owned Intellectual Property or the Licensed Intellectual Property, nor does the Company have knowledge of any facts that could form the basis for such a Claim. To the knowledge of the Company, there is no actual or Threatened claim by any Person that any such Owned Intellectual Property or Licensed Intellectual Property is, or may be, invalid or unenforceable or non-distinctive. Neither the Vendor, nor, to the knowledge of the Company, a related party of the Vendor (other than the Company) has any right in any of the Owned Intellectual Property.

(x)	To the knowledge of the Company, none of the activities carried on by the Company (including by any Employees of the Company) constitutes or involves an infringement, misuse or misappropriation of any Intellectual Property, and neither the Company nor the Vendor has received any notice, claim or threat to that effect. Neither the Company nor the Vendor is party to any Claim with respect to any of the above either as an asserting party or as a defending party or any other claims or liability relating to such Intellectual Property owned or licensed by it. Except in the Ordinary Course in connection with the distribution of its products and licenses to end user, neither the Company nor the Vendor has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property.

(xi)	To the knowledge of the Company, no person has challenged the ownership, validity, use, scope or enforceability of any of the Licensed Intellectual Property or the Owned Intellectual Property to the Company. None of the rights of the Company in and to the Licensed Intellectual Property and/or Owned Intellectual Property will be materially adversely affected by the completion of the Transactions, or the performance of any obligations hereunder.

(xii)	The Company has taken reasonable commercial measures to maintain the secrecy of all material Intellectual Property that it considers to be trade secrets or confidential information in its possession or under its control from unauthorized access, disclosure, and use, and there has been no unauthorized access, disclosure or use of such Intellectual Property.

(xiii)	To the knowledge of the Company, no Employee of the Company is violating or has violated any third party Intellectual Property or any confidentiality obligations toward third parties to which they have had access in the course of his or her employment.

(h)	Software.

(i)	Schedule 3.1(h) of the Disclosure Letter sets forth a full, complete and true list of the Software, including all components owned by the Company and all Software licensed from third parties, excluding any off-the-shelf Software that is generally commercially available to the retail public.

(ii)	Except for the third party Software (the “Third Party Software”) listed in Schedule 3.1(h) of the Disclosure Letter, the Software neither contains nor embodies nor uses nor requires any third party software, including development tools and utilities, and the Software, together with the Third Party Software, constitutes all materials necessary for the continued maintenance, modification, development and enhancement of the Software.

(iii)	Copies of all material license and maintenance agreements for the Third Party Software have been made available by the Company to the Purchaser. Other than the Company’s Employees, consultants and authorized agents and Representatives, no person has been provided a copy of the Software except pursuant to a license.

(iv)	Other than any Third Party Software, all copies of the source code and related documentation for all Software owned by the Company are securely located at the Company’s premises. No source code or related documentation forming part of the Software owned by the Company is subject to escrow. The source code or related documentation for Software owned by the company has not been disclosed to any third party, other than contractors or consultants under appropriate confidentiality obligations. None of the Software is subject to a ‘copyleft’ open source code license in a manner requiring the present or future public disclosure of the source code of any Software owned by the Company, which licences (for clarity and without limiting the generality of the foregoing) do not include any components made available to the Company under permissive open source code licenses.

(v)	There are no known material problems or material defects in the Software including bugs, logic errors or failures of the Software to operate substantially as described in the related documentation, and, except for such disclosed material problems or material defects, the Software operates substantially in accordance with its documentation and specifications and has no other material problems or defects, to the knowledge of the Company.

(vi)	The finished and commercially ready Software used by the Company does not contain any undocumented code, disabling mechanism or protection feature intentionally designed to prevent its use, including any clock, timer, counter, computer virus, worm, software lock, drop dead device, Trojan-horse routine, trap door, time bomb or any other codes or instructions that may be used to access, modify, replicate, distort, delete, damage or disable Software or data, other software, operating systems, computers or equipment with which the finished and commercially ready Software interacts.

(i)	Information Technology Systems. The IT Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the Business in the Ordinary Course. Since the date the Company acquired the IT System, there has been no failure, breakdown or continued substandard performance of any IT System that has caused a material disruption or interruption in or to the operation of the Business. The Company has taken commercially reasonable steps to provide for the remote-site back-up of data and information critical to the conduct of its Business in a commercially reasonable attempt to avoid material disruption to, or material interruption in, the conduct of the Business. The Company has taken appropriate measures in accordance with past practice (which are, in any event, not less than commercially reasonable) to ensure disaster recovery and business continuity plans in the event of disaster or emergency.

(j)	Taxes.

(i)	Tax Filings. The Company is a “taxable Canadian corporation” as defined in the Tax Act. The Company has prepared and filed when due with each relevant Governmental Authority all Tax Returns required to be filed by or on behalf of the Company in respect of any Taxes for all fiscal or taxation periods ending prior to the date hereof. All such Tax Returns are true, correct and complete in all material respects, and no material fact has been omitted therefrom. No extension of time in which to file any such Tax Returns is in effect. Notices of determination have neither been requested by nor issued to the Company. There has been made available to the Purchaser true, correct and complete copies of (A) all income and sales Tax Returns of the Company for its prior taxation periods, and (B) any audit report issued relating to any Taxes due from or with respect to the Company.

(ii)	Taxes Paid. The Company has paid in full and when due all material Taxes (including instalments) required to be paid on or prior to the date hereof. All Taxes shown on all Tax Returns or on any assessments or reassessments in respect of any such Tax Returns have been paid in full when due. The Company has never realized or received any material Tax Refund to which, to the knowledge of the Company, it was or is not entitled.

(iii)	Withholdings and Remittances. The Company has withheld from each payment made to any of its present or former Employees, officers and directors, and to all Persons who are or are deemed to be non-residents of Canada for purposes of the Tax Act all material amounts required by Applicable Laws to be withheld, and has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Authority. The Company has remitted all Canada Pension Plan contributions, provincial pension plan contributions, employment insurance premiums, employer health taxes and other Taxes payable by it in respect of its Employees to the proper Governmental Authority within the time required under Applicable Laws. The Company has charged, collected and remitted on a timely basis all Taxes as required under Applicable Laws on any sale, supply or delivery whatsoever, made by the Company.

(iv)	Jurisdiction of Taxation. The Company has not been and is not engaged in business or subject to Tax in a country other than in Canada and has never had a permanent establishment outside of Canada. The Company has not received any notice or inquiry from any Governmental Authority in any jurisdiction where the Company does not currently file Tax Returns to the effect that it is or may be subject to taxation in such jurisdiction.

(v)	Reassessments of Taxes. No reassessments of the Company’s Taxes are outstanding. There are no outstanding issues which have been raised and communicated to the Company by any Governmental Authority for any fiscal or taxation period in respect of which a Tax Return of the Company has been audited. No Governmental Authority has delivered written notice to the Company challenging or disputing a filing position taken by the Company in any Tax Return. The Company has not received any indication from any Governmental Authority that a reassessment of the Company or its shareholder is proposed in respect of any Taxes, regardless of its merits. The Company has not executed or filed with any Governmental Authority any agreement or waiver extending the period for assessment, reassessment or collection of any Taxes.

(vi)	Tax Sharing Agreements; Power of Attorney. The Company is not party to or bound by any tax sharing agreement, tax indemnity obligation in favour of any Person or similar agreement in favour of any Person with respect to Taxes (including any advance pricing agreement or other similar agreement relating to Taxes with any Governmental Authority). The Company has not ever granted to any Person any power of attorney that is currently in force with respect to any Tax matter, has ever been a member of an affiliated, consolidated, combined, unitary or similar Tax group filing a consolidated, combined or unitary Tax Return, or has liability for any unpaid Taxes of any other Person pursuant to section 160 of the Tax Act (or any similar provision of Applicable Law), as a transferee or successor, by assumption, by Contract, by operation of law or otherwise.

(vii)	No Encumbrances. There are no encumbrances for Taxes on the assets of the Company, except for Permitted Liens.

(viii)	Dividends. The Company has never paid a dividend.

(ix)	Investment Tax Credits. All research and development investment tax credits (“ITCs”) claimed by the Company were claimed in accordance with the Tax Act and relevant provincial legislation and the Company satisfied at all times all relevant criteria and conditions entitling it to receive the ITCs. All refunds of ITCs received or receivable by the Company in any financial period were claimed in accordance with the Tax Act and relevant provincial legislation, and the Company satisfied at all times all relevant criteria and conditions entitling it to claim a refund of such ITCs.

(k)	Company Shareholder Arrangements. There are no shareholders agreements governing the affairs of the Company or the relationship, rights and duties of its shareholder, nor are there any voting trusts, pooling arrangements or other similar agreements with respect to the ownership or voting of any shares of the Company. There are no rights, subscriptions, warrants, options, conversion rights, calls, commitments or plans or agreements of any kind outstanding which would enable any Person to purchase or otherwise acquire any shares or other securities of the Company including, any securities convertible into or exchangeable or exercisable for shares or other securities of the Company.

(l)

Qualification to do Business. The Company is registered, licensed or otherwise qualified to do business under the laws of the jurisdictions in which such registration, license or qualification is required and neither the character nor the location of the properties and assets owned by the Company nor the nature of the Business requires registration, licensing or other qualification under the laws of any other jurisdiction. The Company has all necessary corporate power, authority, and capacity to carry on the Business and to own or lease and operate their property and assets as now carried on and owned or leased and operated.

(m)	Licences and Compliance with Applicable Laws.

(i)	Schedule 3.1(m) of the Disclosure Letter lists all the material Licences held by the Company and identifies those that by their terms are not transferable. Such Licences are the only material Licences required for the operation of the Business in the manner presently operated and are held by the Company free and clear of any and all Liens. Except as set forth in Schedule 3.1(m) of the Disclosure Letter, the Company is conducting the Business in accordance with all terms and conditions of such Licences and the Company is conducting the Business in compliance with Applicable Laws in all material respects. All such Licences are valid and are in full force and effect, the Company is not in violation of any term or provision or requirement of any such Licence in any material respect, and to the knowledge of the Company, no Person has Threatened to revoke, amend or impose any condition in respect of, or commenced proceedings to revoke, amend or impose conditions in respect of, any such Licence. Except as specifically disclosed in Schedule 3.1(m) of the Disclosure Letter, no Regulatory Approval is required in connection with the Transactions or in order to maintain any such Licence in full force and effect and in good standing immediately following Closing.

(ii)	Neither the Company nor, to the Company’s knowledge, any equity owner, manager, officer, agent, Employee, Affiliate, or other person associated with or acting on behalf of the Company has (i) used any Company funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government or regulatory official or employee; (iii) made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment; or (iv) violated or is in violation of any provision of (x) the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, or (y) any other anti-bribery or anti-corruption statute or regulation. The Company has instituted and maintained and enforced policies and procedures designed to promote and ensure compliance with all Applicable Laws relating to anti-bribery and anti-corruption.

(iii)	The operations of the Company are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable anti-money laundering statutes of all jurisdictions where the Company conducts business, the rules and regulations thereunder and any related or similar rules, regulations, or guidelines issued, administered, or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”); and no action by or before any court or Governmental Authority or any arbitrator involving the Company with respect to the Anti-Money Laundering Laws is pending or, to the Company’s knowledge, Threatened.

(iv)	Neither the Company or, to the knowledge of the Company, any director, officer, agent, Employee or Affiliate of the Company is currently the subject or the target of any sanctions administered or enforced by the U.S. government, including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the Canadian government, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company located, organized or resident in a country or territory that is the subject or the target of Sanctions, including, without limitation, Cuba, Iran, North Korea, Sudan, Syria and Crimea (each, a “Sanctioned Country”). Since incorporation, the Company has not engaged in and is not now engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

(n)	Corporate Records. The minute books of the Company have been maintained in accordance in all material respects with Applicable Laws and contain true, correct and complete copies of its articles, the minutes of every meeting of its boards of directors and every committee thereof and of its shareholder and every written resolution of its directors and shareholder. All meetings of directors and the shareholder of the Company have been duly called and held and all resolutions have been duly passed in accordance in all material respects with Applicable Laws (except as would not reasonably be expected to have a Material Adverse Effect) at such meetings or by written resolution. The share certificate book, register of shareholders, register of transfers and register of directors and officers of the Company are complete and accurate in all respects.

(o)	Bankruptcy, Insolvency and Reorganization.

(i)	The Company is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada), nor has the Company made an assignment in favour of its creditors nor a proposal in bankruptcy to its creditors or any class thereof nor had any petition for a receiving order presented in respect of it.

(ii)	The Company has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver has been appointed in respect of the Company, or any of its property or assets and no execution or distress has been levied upon any of its property or assets. No act or proceeding has been taken or authorized by or against the Company with respect to any amalgamation, merger, consolidation, arrangement or reorganization of, or relating to, the Company nor, to the knowledge of the Company, have any such proceedings been authorized by any other Person.

(p)	Title to and Sufficiency of Assets. The Company has good and marketable legal and beneficial title to all of its assets, free and clear of any and all Liens, except for Permitted Liens. The property and assets owned and leased by the Company constitute all of the material property and assets used or held for use in connection with the Business and are sufficient to permit the continued operation of the Business in substantially the same manner as conducted in the year ended on the date of the Financial Statements. There is no agreement, option or other right or privilege outstanding in favour of any Person for the purchase from the Company of the Business or of any of its property or assets outside of the Ordinary Course.

(q)	Real Property.

(i)	The Company does not currently own, nor has it ever owned, any interest in any Real Property, in whole or in part, legally or beneficially. The Company is not a party to, or bound by, any Contract or option to sell, transfer, or acquire any legal or beneficial ownership in Real Property.

(ii)	Schedule 3.1(q) of the Disclosure Letter lists all the Premises Leases and sets out, in respect of each Premises Lease: the municipal address and applicable unit or Leased Premises; the date of the Premises Lease and any amendments to it; and the original parties to the Premises Lease and any amendment; and the current parties to the Premises Lease.

(iii)	The Company has good and marketable leasehold title to each of the Leased Premises, free and clear of any Liens other than Permitted Liens.

(iv)	Each Premises Lease is valid and subsisting, in full force and effect, and, to the knowledge of the Company, is a legal, valid and binding obligation of, and is enforceable against, each other party thereto in accordance with its terms. The Company is entitled to the full benefit and advantage of each Premises Lease in accordance with its terms. Each Premises Lease is in full force and effect and to the knowledge of the Company there has not been any material default by any party or any event which, with the giving of notice, the lapse of time or both, would become an event of default under any Premises Lease, nor is there any dispute between the Company and any landlord or subtenant under any Premises Lease. There are no arrears of rent in any material respect under any Premises Lease owing by the Company to a landlord, or by a subtenant to the Company.

(v)	A full copy of each Premises Lease, together with all amendments, modifications, extensions, guarantees, supplements, and non disturbance agreements, has been delivered to the Purchaser.

(vi)	Except as set forth in Schedule 3.1(q)(vi) of the Disclosure Letter, to the knowledge of the Company, no person has any (A) option to purchase or lease, (B) right of first opportunity, refusal or offer, (C) other purchase or repurchase right, or (D) any right or option to occupy, any Leased Premises or the Company’s interests therein, the Company has not granted any right or privilege (whether by law or contract) capable of becoming a Contract, arrangement or understanding with any Person for the purchase, lease, sublease, license, assignment or other disposition of any Leased Premises or any right or interest therein other than in favour of the Company.

(r)	Privacy Laws.

(i)	Schedule 3.1(r)(i) of the Disclosure Letter identifies each Company Privacy Policy currently in effect.

(ii)	To the knowledge of the Company, the Company has all necessary consents and authorizations to collect, use, disclose, retain, process and transmit any Personal Information in its possession or under its control to the extent required in connection with the operation of the Business as currently conducted.

(iii)	The Company has taken commercially reasonable measures (including implementing and monitoring technical, organizational and physical security) to ensure that confidential information of the Company and Company Data are protected against unauthorized access, use, modification, disclosure or other misuse, in a manner which is proportional to the risks associated with such information and, to the knowledge of the Company no material unauthorized access to or unauthorized use, modification, disclosure or other material misuse of such confidential information or Company Data has occurred within the past three years.

(s)	Personal Property. Schedule 3.1(s) of the Disclosure Letter lists each item of Personal Property owned by the Company which had a book value in in its Financial Records, at the date of the Financial Statements, of more than $100,000 or is otherwise material to the Business. Except as specified in Schedule 3.1(s) of the Disclosure Letter, no Personal Property owned by the Company is in the possession of a third party or is on consignment. Each item of Personal Property owned by the Company is in good operating condition and repair, ordinary wear and tear excepted, and is suitable and adequate for the purpose for which it is being used.

(t)	Personal Property Leases. Schedule 3.1(t) of the Disclosure Letter lists all the Personal Property Leases and identifies those which cannot be terminated by the Company that is a party thereto without liability at any time upon less than 90 days’ notice or which involve payment by the Company that is a party thereto in the future of more than $50,000. Each such Personal Property Leases is in full force and effect and has not been amended, and the Company is entitled to the full benefit and advantage of each Personal Property Lease in accordance with its terms. To the knowledge of the Company, each such Personal Property Lease is in good standing and there has not been any material default by the Company, as applicable, or, to the knowledge of the Company, any other party under any Personal Property Lease nor any dispute between the Company and any other party under any such Personal Property Lease.

(u)	Material Contracts. The Company is not, nor to the knowledge of the Company is any other party to any Material Contract, in material default under any Material Contract and there has not occurred any event which, with the lapse of time or giving of notice or both, would constitute a material default under any Material Contract by the Company, or to the knowledge of the Company any other party to the Material Contract. Each Material Contract is in full force and effect, unamended by written or oral agreement, and the Company is entitled to the full benefit and advantage of each Material Contract in accordance with its terms. The Company has not received any written notice of a default under any Material Contract. The Company has not received any written notice of a dispute from any other Person in respect of any Material Contract, except disputes which individually or in the aggregate would not be material. Except as disclosed in Schedule 3.1(u) of the Disclosure Letter, no consent is required nor is any notice required to be given under any Material Contract by any party thereto or any other Person in connection with the completion of the Transactions in order to maintain all rights of the Company under such Material Contract. Except as disclosed in Schedule 3.1(u) of the Disclosure Letter the completion of the Transactions will not afford any party to any of the Leases or other Material Contracts or any other Person the right to terminate any Lease or other Material Contract nor will the completion of the Transactions result in any additional or more onerous or less beneficial obligation on the Company under any Lease or other Material Contract.

(v)	Regulatory Approvals. No Regulatory Approval or filing with, notice to, or waiver from any Governmental Authority is required to be obtained or made by the Company: (i) in connection with the execution and delivery of, and performance by the Company of its obligations under, this Agreement and the other Transaction Documents or the consummation of the Transactions; (ii) to avoid the loss of any Licence currently held by the Company; or to permit the Company to carry on the Business immediately after the Closing as the Business is currently carried on by the Company.

(w)	Absence of Conflicting Agreements. Subject to obtaining the Consents set out in Schedule 3.1(u) of the Disclosure Letter, the execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the completion of the Transactions do not and will not result in or constitute any of the following:

(i)	a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the articles or other constating documents of the Company;

(ii)	a material default, breach or violation or an event that, with notice or lapse of time or both, would be a material default, breach or violation of any of the terms, conditions or provisions an event which, pursuant to the terms of any Material Contract or Licence held by the Company, or would cause any material right or interest of the Company to come to an end or be amended in any way that is detrimental to the Business or entitle any other Person to terminate or amend any such material right or interest or relieve any other Person of its obligations thereunder;

(iii)	the creation or imposition of any Lien on any property or asset of the Company; or

(iv)	the violation of any Applicable Laws,

except, in the case of clauses (ii) through (iv), as would not reasonably be expected to have a Material Adverse Effect.

(x)	Environmental Matters.

Except as set out in Schedule 3.1(x) of the Disclosure Letter:

(i)	The Company has not used any of its property or assets, or permitted them to be used, to generate, manufacture, refine, treat, transport, store, handle, dispose of, transfer, produce or process any Hazardous Substance except in compliance with all Environmental Laws.

(ii)	The Company is not, and has not been, subject to any Legal Proceedings investigating or alleging the violation or possible violation of any Environmental Laws that has not been complied with in all material respects.

(iii)	All Hazardous Substances disposed of, treated or stored on lands occupied by the Company or off-site of such lands, have been disposed of, treated and stored in compliance with all Environmental Laws in all material respects.

(y)	Employment Matters.

(i)	Schedule 3.1(y) of the Disclosure Letter lists all the Employees of the Company as of the date of this Agreement and the position, status, as employee or independent contractor, and if employee whether full or part time, commencement date of employment with the Company, principal location of employment, base salary, or hourly wage rate, bonus and commission and other incentives or variable compensation, and leave status of each Employee (including reason for leave, last date of active service, and their expected date of return to work). Except as disclosed in Schedule 3.1(y) of the Disclosure Letter, no Employee is receiving benefits under workers’ compensation legislation, on disability lease, statutory leave under any Applicable Laws, or on temporary layoff. Schedule 3.1(y) of the Disclosure Letter, identifies each of the Employees of the Company who is a party to or bound by any written employment agreement, including any agreement with respect to his or her termination or severance and any restrictive covenants or assignment of intellectual property agreements. Except as disclosed on Schedule 3.1(y) of the Disclosure Letter, unless prohibited by Applicable Laws, the employment of each individual who is an Employee may be terminated for any reason or for no reason at any time without any penalty, liability or notice of termination (or payment in lieu of notice) in excess of the notice of termination (or payment in lieu of notice) and benefits continuance (if applicable) required by Applicable Laws in respect of employment.

(ii)	The Company is not, and has not been since its incorporation, a party to or bound by, either directly or by operation of Applicable Laws, any collective bargaining agreement, employee association agreement, labour contract, letter of understanding, letter of intent, voluntary recognition agreement or legally binding commitment or written communication to any labour union, trade union or employee association or group which may qualify as a trade union in respect of or affecting Employees or independent contractors nor, to the knowledge of the Company, is the Company subject to any union organization effort. No trade union, employee association or similar entity holds bargaining rights with respect to the Employees or has applied to have the Company declared a related or successor employer pursuant to Applicable Law relating to labour or employment.

(iii)	The Company is not currently engaged in any labour negotiation.

(iv)	The Company has not engaged in any unfair or illegal labour practice nor is the Company aware of any pending or Threatened complaint regarding any alleged unfair or illegal labour practice relating to Employees, former employees, contractors or former contractors.

(v)	the Company has not paid nor will it be required to pay any bonus, fee, retention pay, change of control payment, distribution, remuneration, accelerated vesting of equity incentive or other acceleration of benefits or other compensation to any Employee, former employee, contractor or former contractor (other than salaries, wages or bonuses paid or payable to Employees in the Ordinary Course in accordance with current compensation levels and practices as set out in Schedule 3.1(y) of the Disclosure Letter as a result of the Transactions or otherwise.

(vi)	All current assessments under Applicable Laws in respect of workers’ compensation that relate to the Company have been paid or accrued, and the Company has not been subject to any specialty or penalty assessment with respect to the Business under such legislation which has not been paid. The Company has not been reassessed under workers’ compensation laws during the three (3) years prior to the Closing Date and no audit of the Company is currently being performed under such laws. There have been no fatal or critical workplaces accidents at the Company’s workplaces within the three (3) years prior to the Closing Date and there are no accidents, Claims or potential Claims which may materially adversely affect the Company’s accident cost experience rating.

(vii)	There are no outstanding inspection orders made under Applicable Laws in respect of occupational health and safety relating to the Company or the Business. To the knowledge of the Company, the Company is operating in material compliance with all Applicable Laws relating to occupational health and safety laws, in connection with the Business. There are no pending or Threatened charges or investigations against the Company under Applicable Laws relating to occupational health and safety relating to the Business. None of the Company, its Employees or former employees, contractors or former contractors, officers or former officers, directors or former directors, has any prior convictions relating to occupational health and safety laws in connection with the Business. To the knowledge of the Company, the Company has not been subject to any Orders issued under any Applicable Laws relating to occupational health and safety and no occupational health and safety-related occurrences have taken place that may lead to a future Claim against the Company.

(viii)	There are no pending or outstanding Orders or settlement or pending settlement requiring the reinstatement of or requiring the taking of any action, or the refraining from taking any action, or which place a financial obligation upon the Company, in respect of any Employee or former employee of the Company or any current or former applicant, officer, director, volunteer, intern or independent contractor of the Corporation. There are no pending or outstanding investigations in respect of any Employee or former employee of the Company. Schedule 3.1(y) of the Disclosure Letter lists all former employees terminated by the Company in the one (1) year prior to the date of execution of this Agreement, identifying those with potential Claims against the Company and indicating the nature and the estimated amount of each such Claim and the Company’s assessment of risk of a determination adverse to the Company.

(ix)	To the knowledge of the Company, each Person that renders services to the Company and is classified as (A) an independent contractor, or (B) an employee, is properly classified as such for all for purposes including Taxes and all other Applicable Laws and has not received any notice from any Governmental Authority disputing such classification. To the knowledge of the Company, all Employees and independent contractors who are performing services for the Company are legally authorized and permitted to do so in the jurisdictions in which they are employed or engaged to provide services.

(x)	All amounts due or accrued for all salary, wages, bonuses, commissions, vacation with pay, sick days and benefits under the Employee Plans have either been paid or are accurately reflected in the Books and Records of the Company. All liabilities in respect of Employees have or shall have been paid or accrued to the Closing Date, including Employee Plan contributions, premium contributions, remittances and assessments for employment insurance, employer health tax, Quebec Pension Plan, income tax, workers’ compensation and any other employment-related legislation. The Company will not have terminated, laid off or dismissed (whether such dismissal is actual or constructive) any permanent full-time employees other than for cause in the four (4) weeks preceding the Closing Date. For the two (2) years immediately Closing Date, the Company has not engaged in any layoff or termination of any Employees or any former employees that subjected the Company to any “group”, “mass” or “collective” termination requirements under any Applicable Laws.

(xi)	To the knowledge of the Company, no employee of the Company is in violation of any term of any employment agreement, non-disclosure agreement, fiduciary duty, non-competition agreement or restrictive covenant with a former employer.

(xii)	The Company is not liable for any payment to any trust or other fund, or to any Governmental Authority, with respect to unemployment compensation benefits or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course). There are no pending claims against the Company under any workers compensation plan or policy or for long term disability.

(xiii)	True, correct and complete copies have been made available to the Purchaser of the written personnel manuals, handbooks, policies, rules and procedures applicable to any Employee of the Company.

(z)	Employee Plans.

(i)	Schedule 3.1(z) of the Disclosure Letter sets forth a true, complete, up-to-date and accurate list, of all material written or oral employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, executive compensation, current or deferred compensation, incentive compensation, stock compensation, stock purchase, stock option, stock appreciation, phantom stock option, savings, severance or termination pay, retirement, supplementary retirement, hospitalization insurance, salary continuation, legal, health or other medical, dental, life, disability or other insurance (whether insured or self-insured) plan, program, agreement or arrangement, and every other material written or oral benefit plan, policy, program, agreement or arrangement sponsored, maintained or contributed to or required to be contributed to by the Company or any Affiliate of the Company for the benefit of its Employees or former employees and their dependants or beneficiaries with respect to which the Company participates or has any actual or potential liability or obligations, other than plans established pursuant to statute (collectively the “Employee Plans”).

(ii)	In respect of each Employee Plan, the Company has made available to the Purchaser true, correct, up-to-date and complete copies of the following, as applicable: (A) all written Contracts and material plan document (or, where oral, written summaries of the material terms thereof) as amended as of the date hereof, (B) any summary plan descriptions or other documents or communications summarizing the terms of the Employee Plan, including plan summaries, employee booklets and personnel manuals, (C) each trust or insurance contract or other funding arrangement, and (D) material communications to or from any Governmental Authority within the past thirty-six months.

(iii)	All of the Employee Plans have been established, registered (where applicable), maintained, funded, qualified (where applicable), operated and administered in accordance with, and are in good standing under, in all material respects, all Applicable Laws, the terms of such Employee Plans and in accordance with all agreements, written or oral, between the Company and their Employees. All material obligations of the Company regarding the Employee Plans have been satisfied and there are no outstanding material defaults or violations by such parties thereto and no taxes or penalties are owing or eligible under any of the Employee Plans other than those in the Ordinary Course.

(iv)	No Employee Plan is a “registered pension plan” as that term is defined in subsection 248(1) of the Tax Act.

(v)	The execution of this Agreement and the other Transaction Documents and the completion of the Transactions will not (either alone or in conjunction with any additional or subsequent events) constitute an event under any Employee Plan that will or may result in any payment, benefit becoming due, acceleration of payment or vesting of benefits, forgiveness of Indebtedness, vesting, distribution, restriction on funds, increase in benefits, obligation to fund benefits, or an excess parachute payment with respect to any current or former Employee of or other service provider to the Company.

(vi)	With respect to any Employee Plans, there are no material Claims (other than routine claims for benefits in the Ordinary Course) pending nor to the knowledge of the Company, threatened, and, to the knowledge of the Company, there is no fact, circumstance or event that would reasonably be expected to give rise to any such material Claim.

(aa)	Transactions with Affiliates. Other than those agreements listed on Schedule 3.1(aa) of the Disclosure Letter, neither the shareholder of the Company, any Affiliate of such shareholder, any officer, director or Affiliate of the Company and, to the Company’s knowledge, any immediate family member of any of the foregoing Persons is a party to or beneficiary of any Contract or transaction with the Company or has any interest in any property used or owned by the Company.

(bb)	Insurance.

(i)	The Company maintains on behalf of itself fire (with extended risk and casualty coverage), general liability, use and occupancy and other forms of insurance with reputable and sound insurers covering its property and assets in the province of Québec and protecting the Business in such amounts and against such losses and claims as are generally maintained for comparable businesses and properties. Schedule 3.1(bb) of the Disclosure Letter sets forth and describes all insurance policies currently maintained by the Company. Each such insurance policies is valid and subsisting and in good standing, there is no default thereunder and the Company is entitled to all rights and benefits thereunder.

(ii)	There are no pending claims under any of such insurance policies and no recent inspection reports, if any, received from insurance underwriters as to the condition or insurance value of the insured property and assets. The Company has not failed to give any notice or present any claim under any of such insurance policies in due and timely fashion. To the knowledge of the Company, there are no circumstances which might entitle the Company to make a claim under any of such insurance policies or which might be required under any of such insurance policies to be notified to the insurers.

(cc)	No Material Adverse Change. Since December 31, 2023, there has been no Material Adverse Effect and, to the knowledge of the Company, no event has occurred nor do any circumstances exist which could result in a Material Adverse Effect.

(dd)	Absence of Certain Changes or Events. Except as disclosed in Schedule 3.1(dd) of the Disclosure Letter, since December 31, 2023, the Company has carried on the Business in the Ordinary Course, and, in particular, but without limitation, has not:

(i)	amended its articles or by-laws or similar document adopted or filed in connection with its creation, formation or organization;

(ii)	directly or indirectly, declared, set aside for payment or paid any dividend or made any other payment or distribution on or in respect of any of its shares;

(iii)	paid, or set aside for payment, any management or consulting fee, loan, loan repayment, bonus, salary increase, gift, or any other payment of any kind, payable in cash, shares, property or otherwise, to the Company shareholder, any of Affiliate of the Company shareholder, or to any director, officer or insider of the Company or any Affiliate of the Company;

(iv)	redeemed, purchased, retired or reduced the stated capital of, or otherwise acquired, directly or indirectly, any of its shares;

(v)	issued or sold any shares or other securities or issued, sold or granted any option, warrant or right to purchase any of its shares or other securities or issued any security convertible into its shares, granted any registration rights or otherwise made any change to its authorized or issued share capital;

(vi)	disposed of or revalued any of the assets reflected on the balance sheet forming part of the Financial Statements, except sales of assets in the Ordinary Course;

(vii)	made any change in its accounting principles, policies, practices or methods other than reporting under IFRS;

(viii)	suffered any extraordinary loss;

(ix)	incurred, became bound by or assumed any Indebtedness, liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, except current liabilities incurred in the Ordinary Course or related to the Transactions;

(x)	granted or suffered a Lien on any of its property or assets;

(xi)	terminated, cancelled, modified or amended in any material respect or received notice or a request for termination, cancellation, modification or amendment of any Material Contract or taken or failed to take any action that would entitle any party to a Material Contract to terminate, modify, cancel or amend any Material Contract;

(xii)	rescinded, revoked or changed any material election with respect to Taxes, changed any Tax accounting period, adopted or changed any accounting method with respect to Taxes, entered into a material agreement with respect to Taxes with any Governmental Authority, surrendered any right to claim a refund for Taxes, consented to an extension or waiver of the statute of limitations applicable to any Tax claim or assessment, or take any other similar action;

(xiii)	cancelled or waived any debt, claim or other right with a value to the Company in excess of $25,000;

(xiv)	made any capital expenditure or authorized any capital expenditure or made any commitment for the purchase, construction or improvement of any capital assets in excess of $50,000 except in the Ordinary Course;

(xv)	entered into any Contract or any other transaction that was not in the Ordinary Course or in connection with the Transactions;

(xvi)	agreed, committed or entered into any understanding to take any actions enumerated in paragraphs (dd)(i) to (xv) of this Schedule 3.1 of the Disclosure Letter.

(ee)	Commissions. Neither the Purchaser nor the Company will be liable for any brokerage commission, finder’s fee or other similar payment in connection with the Transactions because of any action taken by, or agreement or understanding reached by the Company.

(ff)	Prospectus Representation. At the time of its filing, the information concerning the Company or the Vendor to be included in the Prospectus provided and reviewed by the Company, including all Financial Statements and financial and other information relating to or derived from, the Company and the Vendor, will not contain any Misrepresentation concerning the Company or the Vendor or the Business and will constitute full, true and plain disclosure of all material facts relating to the Company as required by applicable securities laws.

(gg)	Private Placement Documents. The information concerning the Company or the Vendor to be included in the Private Placement Documents provided and reviewed by the Company, including all financial and other information relating to or derived from, the Company and the Vendor, will not contain any Misrepresentation concerning the Company or the Vendor or the Business.

(hh)	No Other Representations and Warranties. Except for the representations and warranties contained in Schedule 3.1 (including the related portions of the Schedules), none of the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company in respect of the Vendor, the Business, the Company Shares or the Company.

Schedule 4.1
Representations and Warranties OF THE VENDOR

(a)	Incorporation and Corporate Power of the Vendor. The Vendor is a company incorporated, organized and subsisting under the laws of the jurisdiction of its incorporation and is in good standing with respect to the filing of annual returns as required under the laws of its jurisdiction of incorporation. The Vendor has the corporate power, authority and capacity to execute and deliver this Agreement and all other Transaction Documents to be executed by it as contemplated herein and to perform its other obligations hereunder and thereunder.

(b)	Authorization by the Vendor. The execution and delivery of this Agreement and all other Transaction Documents to be executed by the Vendor as contemplated herein and the completion of the Transactions have been, or will be prior to Closing, duly authorized by all necessary corporate action on the part of the Vendor. Without limiting the foregoing, neither the execution and delivery of this Agreement and all other Transaction Documents to be executed by the Vendor as contemplated herein nor the completion of the Transactions requires the approval of the Vendor’s shareholders.

(c)	Enforceability of Vendor’s Obligations. This Agreement constitutes the valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms subject to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of the rights of creditors and others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

(d)	Regulatory Approvals. No Regulatory Approval or filing with, notice to, or waiver from any Governmental Authority is required to be obtained or made by the Vendor in connection with the execution and delivery of, and performance by the Vendor of its obligations under, this Agreement or the consummation of the Transactions.

(e)	Absence of Conflicting Agreements. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Vendor and the completion (assuming receipt of any required Consents and Regulatory Approvals and the giving of any required notices) of the Transactions do not and will not result in or constitute any of the following:

(i)	a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the articles or notice of articles of the Vendor;

(ii)	a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of any Contract or Licence held by the Vendor, or would cause any right or interest of the Vendor to be terminated or be amended in any way that is detrimental to the their business or entitle any other Person to terminate or amend any such right or interest or relieve any other Person of its obligations thereunder;

(iii)	the creation or imposition of any Lien on any property or asset of the Vendor; or

(iv)	the violation of any Applicable Laws;

except, in the case of clauses (ii) through (iv), as would not reasonably be expected to have a Material Adverse Effect.

(f)	Bankruptcy, Insolvency and Reorganization.

(i)	The Vendor is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada), nor has the Vendor made an assignment in favour of its creditors nor a proposal in bankruptcy to its creditors or any class thereof nor had any petition for a receiving order presented in respect of it.

(ii)	The Vendor has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver has been appointed in respect of the Vendor, or any of its property or assets and no execution or distress has been levied upon any of its property or assets. No act or proceeding has been taken or authorized by or against the Vendor with respect to any amalgamation, merger, consolidation, arrangement or reorganization of, or relating to, the Vendor nor, to the knowledge of the Vendor, have any such proceedings been authorized by any other Person.

(g)	Legal Proceedings. As of the date hereof, there is no Legal Proceeding in progress, pending or, to the knowledge of the Vendor, Threatened against or affecting the Vendor, or any of its property or assets or title thereto, where such Legal Proceeding would reasonably be expected to have a Material Adverse Effect. There is no Order outstanding against or affecting the Vendor, or any of its property or assets.

(h)	Company Shares. Schedule 4.1(h) of the Disclosure Letter sets forth the Vendor’s registered ownership in the capital of the Company as of the date hereof and as of the Closing Date. Other than the shares in the capital of the Company listed on Schedule 4.1(h) of the Disclosure Letter, the Vendor has no other equity interests or rights to acquire equity interests in the Company. The Vendor has registered title to, and beneficial ownership of, the Company shares, free and clear of all Liens other than Permitted Liens. Upon delivery to the Purchaser at the Closing of certificates representing the Company shares, registered in the name of the Purchaser, and upon receipt of the purchase price for the Company Shares pursuant to Section 2.2, title to the Company Shares will pass to the Purchaser, free and clear of any Liens.

(i)	Residency. The Vendor is a resident of Canada for purposes of the Tax Act.

(j)	No Other Representations and Warranties. Except for the representations and warranties contained in Schedule 4.1 (including the related portions of the Schedules), none of the Vendor or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Vendor in respect of the Vendor.

Schedule 5.1
Representations and Warranties OF THE PURCHASER

(a)	Incorporation and Corporate Power of Purchaser. The Purchaser is a company incorporated, organized and subsisting under the laws of the jurisdiction of its incorporation and is in good standing with respect to filing of all annual returns and financial statements as required under the laws of the jurisdiction of its incorporation. The Purchaser has the corporate power, authority and capacity to execute and deliver this Agreement and all other Transaction Documents to be executed by it as contemplated herein and to perform its other obligations hereunder and thereunder.

(b)	Authorization by Purchaser. The execution and delivery of this Agreement and all other Transaction Documents to be executed by the Purchaser as contemplated herein and the completion of the Transactions have been or will be prior to Closing duly authorized by all necessary corporate action on the part of the Purchaser and its shareholders, subject to approval of the Transactions Resolution by the Purchaser’s shareholders at the Purchaser Meeting.

(c)	Enforceability of Purchaser’s Obligations. This Agreement constitutes the valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms subject to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of the rights of creditors and others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

(d)	Regulatory Approvals. Except as set forth in Schedule 5.1(d), no Regulatory Approval or filing with, notice to, or waiver from any Governmental Authority is required to be obtained or made by the Purchaser in connection with the execution and delivery of, and performance by the Purchaser of its obligations under, this Agreement or the consummation of the Transactions.

(e)	Absence of Conflicting Agreements. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Purchaser and the completion (assuming receipt of any required Consents and Regulatory Approvals and the giving of any required notices) of the Transactions do not and will not result in or constitute any of the following:

(i)	a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the articles or by-laws of the Purchaser;

(ii)	a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of any Contract or Licence held by the Purchaser, or would cause any right or interest of the Purchaser to come to an end or be amended in any way that is detrimental to its business or entitle any other Person to terminate or amend any such right or interest or relieve any other Person of its obligations thereunder;

(iii)	the creation or imposition of any Lien on any property or asset of the Purchaser; or

(iv)	the violation of any Applicable Laws;

except, in the case of clauses (ii) through (iv), as would not reasonably be expected to have a Material Adverse Effect.

(f)	Legal Proceedings. There is no Legal Proceeding in progress, pending or, to the knowledge of the Purchaser, Threatened against or affecting the Purchaser, or any of its property or assets or title thereto. There is no Order outstanding against or affecting the Purchaser, or any of its property or assets.

(g)	FG Shares. The description of the authorized and outstanding capital of the Purchaser is fully and accurately described in all materials respecting in the Prospectus. All of the issued and outstanding securities in the capital of the Purchaser have been duly and validly issued and are outstanding as fully paid and non-assessable.

(h)	Share Consideration. The Share Consideration will upon issuance and delivery, be validly issued and outstanding in the name of the Vendor as fully paid and non-assessable common shares or preferred shares, as applicable, in the capital of the Purchaser and will be free and clear of all Liens, except as set out in this Agreement.

(i)	Capitalization. Schedule 5.1(i) of this Agreement sets forth a true, correct and complete list of the authorized, issued and outstanding securities of the Purchaser as of the date hereof and, subject to any redemptions of the Class A Restricted Voting Shares, the conversion of each of the outstanding Class A Restricted Voting Shares and Class B Shares into Purchaser Common Shares and the removal of the Class A Restricted Voting Shares, Class B Shares and Proportionate Voting Shares from the authorized capital of the Company, as of the Closing Date. The issued and outstanding securities of each class and series of the Purchaser have been duly authorized and are validly issued, fully paid and non-assessable (to the extent that such concepts are applicable) and free of any pre-emptive rights in respect thereto. Except with respect to the securities set out in Schedule 5.1(i) of this Agreement, there are no other securities of the Purchaser authorized, issued, granted, reserved for issuances or outstanding. There are no outstanding or authorized share appreciation, phantom share, profit participation or similar rights with respect to shares of the Purchaser to which the Purchaser is a party or is bound. The Purchaser has no authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) with the shareholders of the Purchaser on any matter. There are no Contracts to which the Purchaser is a party or by which it is bound to (i) repurchase, redeem or otherwise acquire any shares of, or other equity or voting interest in, the Purchaser (other than the Purchaser Preferred Shares), or (ii) dispose of any shares of the Purchaser. No Person has any right of first offer, right of first refusal or pre-emptive right in connection with any future offer, sale or issuance of any securities of the Purchaser.

(j)	Subsidiaries. The Purchaser does not (i) have any subsidiaries, or (ii) own any shares or equity or other interest in any corporation, limited liability company, partnership, limited liability partnership, joint venture or entity or other Person.

(k)	Prospectus. At the time of its filing in accordance with Section 6.10, the Prospectus and all information and statements contained therein (except information and statements relating to the Company or the Vendor) will be at the date of filing thereof, true and correct, contain no Misrepresentation and constitute full, true and plain disclosure of all material facts relating to the Purchaser as required by applicable securities laws and no material fact or information will have been omitted from such disclosure (except information and statements relating to the Company or the Vendor) which is required to be stated in such disclosure or is necessary to make the statements or information contained in such disclosure not misleading in light of the circumstances under which they were made.

(l)	Securities Laws.

(i)	The Purchaser is not subject to continuous or periodic disclosure requirements under any securities laws in any jurisdiction other than the provinces and territories of Canada except Quebec. No delisting, suspension of trading in or cease trade or other order or restriction with respect to any securities of the Purchaser, and no inquiry or investigation (formal or informal) of any Securities Authority or other Governmental Authority, is pending, in effect or ongoing or, to the knowledge of the Purchaser, has been Threatened or is expected to be implemented or undertaken, and to its knowledge, the Purchaser is not subject to any formal or informal review, enquiry, investigation or other proceeding relating to any such order or restriction.

(ii)	The Purchaser is a “reporting issuer” or the equivalent thereof in each of the provinces and territories of Canada except Quebec and not in default under applicable securities laws, and the Purchaser has complied in all material respects with applicable securities laws. The Purchaser has not taken any action to cease to be a reporting issuer in any province or territory nor has the Purchaser received notification from any Securities Authority seeking to revoke the reporting issuer status of the Purchaser.

(iii)	The Purchaser has not filed any confidential material change report (which at the date of this Agreement remains confidential) or any other confidential filings filed to or furnished with, as applicable, any Securities Authority. There are no outstanding or unresolved comments in comment letters from any Securities Authority with respect to any of the Purchaser’s securities filings and, to the Purchaser’s knowledge, neither the Purchaser nor any of the Purchaser’s securities filings is the subject of an ongoing audit, review, comment or investigation by any Securities Authority.

(m)	Financial Statements.

(i)	The audited financial statements of the Purchaser as at and for the fiscal year ended December 31, 2023 (including the notes thereto and the auditor’s report thereon) (the “Purchaser Financial Statements”) were prepared in accordance with IFRS consistently applied (except as otherwise indicated in such financial statements and the notes thereto and in the related report of the Purchaser’s independent auditors, as the case may be) and fairly present in all material respects the consolidated financial position, results of operations and changes in financial position of the Purchaser as of the date thereof and for the period indicated therein. Since December 31, 2022, there has been no material change in the Purchaser’s financial accounting policies, methods or practices.

(ii)	The Purchaser does not intend to correct or restate, nor to the knowledge of the Purchaser is there, any basis for any correction or restatement of, any aspect of the Purchaser Financial Statements.

(iii)	There are no material off-balance sheet transactions, arrangements, obligations (including contingent obligations) or other relationships of the Purchaser with unconsolidated entities or other Persons, except as have been disclosed by the Purchaser to the Company in writing.

(n)	Disclosure Controls and Internal Control over Financial Reporting.

(i)	The Purchaser has established and maintains, or has caused to be established and maintained, a system of disclosure controls and procedures (as such term is defined in National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings) designed to provide reasonable assurance that information required to be disclosed by the Purchaser in its annual filings, interim filings or other reports filed or submitted by it under applicable securities laws is recorded, processed, summarized and reported within the time periods specified in applicable securities laws. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by the Purchaser in its annual filings, interim filings or other reports filed or submitted under applicable securities laws is accumulated and communicated to the Purchaser’s management, including its chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosure.

(ii)	The Purchaser has established and maintains, or has caused to be established and maintained, a system of internal control over financial reporting (as such term is defined in National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS.

(iii)	There is no material weakness (as such term is defined in National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings) relating to the design, implementation or maintenance of its internal control over financial reporting, or fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of the Purchaser.

(iv)	None of the Purchaser, or, to the Purchaser’s knowledge, any Representative of the Purchaser has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing matters, including any material complaint, allegation, assertion or claim that the Purchaser has engaged in questionable accounting or auditing practices, or any expression of concern from its employees regarding questionable accounting or auditing matters.

(o)	No Undisclosed Liabilities. There are no liabilities or obligations of the Purchaser of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise of the Purchaser required to be recorded or reflected on or reserved for or disclosed in a consolidated balance sheet of the Purchaser, including the notes thereto, under IFRS, other than liabilities or obligations that: (i) are reflected or recorded on the consolidated balance sheet of the Purchaser (including in the notes thereto) as of December 31, 2023 (the “Purchaser Balance Sheet”); (ii) were incurred since the Purchaser Balance Sheet date in the Ordinary Course and would not reasonably be expected to have, individually or in the aggregate, an Material Adverse Effect; (iii) are incurred in connection with the transactions contemplated by this Agreement; (iv) have been discharged or paid in full prior to the execution of this Agreement; (v) are permitted by this Agreement or disclosed in Schedule 5.1(o) or (vi) would not reasonably be expected to have, individually or in the aggregate, an Material Adverse Effect.

(p)	Non-Arms’ Length Transactions. The Purchaser is not indebted to any director, officer or employee of the Purchaser or any of their respective Affiliates or associates (except for amounts due in the Ordinary Course as salaries, bonuses and directors’ fees or the reimbursement of Ordinary Course expenses). Except for employment or indemnity arrangements entered into in the Ordinary Course or as disclosed in the Purchaser securities filings, there are no Contracts with, or advances, loans, guarantees, liabilities or other obligations to, on behalf or for the benefit of, any shareholder, officer or director of the Purchaser, or any of their respective Affiliates or associates, on the one hand, and the Purchaser, on the other hand.

(q)	Books and Records. The Books and Records of the Purchaser are duly maintained in accordance with all Applicable Laws and contain full and accurate records in all material respects, of all matters required to be dealt with in such records. All material financial transactions relating to the Purchaser have been accurately recorded in the books and records of the Purchaser. The minute books of the Purchaser include, in all material respects, complete and accurate minutes of all meetings of the directors of such entity held to date and resolutions passed by the directors on consent since the date of formation.

(r)	Business Activities; Absence of Certain Changes or Events.

(i)	Since its incorporation, the Purchaser has not conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set out in the Purchaser’s constating documents, there is no agreement, commitment or Order binding upon the Purchaser or to which the Purchaser is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Purchaser or any acquisition of property by the Purchaser or the conduct of business by the Purchaser as currently conducted or as contemplated to be conducted as of the Closing.

(ii)	The Purchaser does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, the Purchaser has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a business combination.

(iii)	The Purchaser is not a party to any Material Contract with any other Person other than; (i) this Agreement and the agreements expressly contemplated hereby, and (ii) any agreements described in the Final IPO Prospectus or the Purchaser Filings.

(iv)	Since its initial public offering and prior to the date of this Agreement, except as otherwise expressly contemplated by this Agreement or the Transactions, (i) the Purchaser and its Affiliates have conducted their respective business in all material respects in the Ordinary Course, (ii) the Purchaser has not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets, and (iii) there has not been a Material Adverse Effect on the Purchaser.

(v)	incurred, became bound by or assumed any Indebtedness, liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, except current liabilities incurred in the Ordinary Course or related to the Transactions.

(s)	Broker. Except for Canaccord Genuity Corp., no broker, agent, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Purchaser or its Affiliates. The Purchaser has provided the Company with a true and complete description of all contractual obligations relating to any outstanding obligations or undertakings provided by the Purchaser in respect to any broker or advisor that will continue to be in force following the Closing.

(t)	Taxable Canadian Corporation. the Purchaser is a “taxable Canadian corporation” for the purposes of the Tax Act.

(u)	Taxes.

(i)	The Purchaser: (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns it is required to file and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all material Taxes that are shown as due on such filed Tax Returns and any other material Taxes that it is otherwise obligated to pay, except with respect to current Taxes that are not yet due and delinquent or that are otherwise being contested in good faith; (iii) with respect to all material Tax Returns filed by or with respect to it, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which such waiver or extension remains in effect; and (iv) does not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(ii)	The Purchaser is not a party to, is not bound by and does not have an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement with any Person, other than an agreement, Contract, arrangement or commitment the primary purpose of which does not relate to Taxes. The Purchaser does not have any liability for the Taxes of any other Person.

(iii)	The Purchaser has withheld and paid to the appropriate Tax Authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all Applicable Law, rules and regulations relating to the reporting, payment and withholding of Taxes.

(iv)	The Purchaser has not been a member of an affiliated group filing a consolidated, combined or unitary Tax Return.

(v)	No Other Representations and Warranties. Except for the representations and warranties contained in Section 5.1 (including the related portions of the Schedules), none of the Purchaser or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Purchaser in respect of the Purchaser or its securities or business.